UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 22, 2002

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-6035	95-2588754
(Commission File No.)	(IRS Employer Identification No.)

3033 Science Park Road
San Diego, California 92121-1199
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (858) 552-9500

Item 5. Other Events

    We are filing the following information with the Securities and Exchange Commission for purposes of updating our publicly available disclosure.

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

    The following discussion is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included in this document. (Amounts in thousands, except share and per share data, or as otherwise noted.)

Overview and Outlook

    We are a diversified technology company whose business is to create, build and launch technology-based businesses primarily from technologies developed for the government. For more than 20 years we have been providing information systems solutions and services to the Department of Defense (DoD) and intelligence agencies. Today, we are organized into four segments, our core government business and our three commercial businesses, (including our SureBeam business, which was discontinued on October 16, 2001) that reflect the specific markets and industries in which we operate and our Emerging Technologies and Businesses segment. On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within 12 months from that date. The plan involves filing a letter ruling request with the Internal Revenue Service seeking approval of the tax-free distribution. Titan has filed the letter ruling request, and intends to execute the spin off as soon as practical following the receipt of a favorable ruling and all required third party consents. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan for all periods presented have been restated to reflect SureBeam as a discontinued operation.

Segment	Segment Description
Titan Systems	Information technology and communications solutions, services and products for defense, intelligence, and other U.S. and allied government agencies
Titan Wireless	Satellite-based and wireless-based communication services and systems which provide cost-effective voice, data and Internet services in developing countries
Cayenta (included in our Software Systems segment)	Total services provider of information technology services and software product applications for its customers' business and governmental functions, including retailing, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance primarily in four vertical markets: utility/municipality, manufacturing and logistics, retail and transportation

SureBeam (Discontinued)	Electronic food irradiation systems and services
Emerging Technologies and Businesses	Development of commercial applications and businesses using technologies created by Titan. We currently have several new businesses in development, including businesses in which we have applied for patent protection for the underlying technology

    The results of operations shown for each of our operating segments includes each of the segment's direct costs of operations and administration. The segment performance is based upon profit or loss before interest expense, income taxes and before allocated costs of corporate overhead. Corporate overhead may include, among other things, costs for financial, accounting, marketing, administrative and legal activities incurred by Titan. Consequently, the results of operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis.

    Each of Titan Systems, Titan Wireless and Cayenta is a subsidiary of ours. We have created stock option plans for each of Titan Systems and Titan Wireless. As of December 31, 2001, Titan Systems and Titan Wireless each had approximately 20% of their fully diluted common stock that had been reserved for issuance under their plans.

    At December 31, 2001, we controlled approximately 98% of the voting power and approximately 80% of the outstanding equity ownership of SureBeam through our ownership of 46,774,235 shares of Class B common stock. SureBeam completed its initial public offering of 6,700,000 shares of its Class A common stock in March 2001. Upon completion of the initial public offering of SureBeam, the number of shares owned by Titan represented approximately 98% of the voting power of SureBeam. Each Class A share is entitled to one vote and each Class B share is entitled to ten votes, with Class A and Class B shares voting together on all matters submitted to the vote of the holders of common stock. As of December 31, 2001, SureBeam had also reserved approximately 7,731,210 shares of Class A common stock under stock option and employee stock purchase plans. On December 31, 2001, $2.0 million of SureBeam's promissory note payable to Titan was exchanged for 190,385 Class B common shares of SureBeam, and on February 13, 2002, the remaining $73.0 million of SureBeam's note payable to Titan was exchanged for 4,441,496 Class A and 3,225,765 Class B common shares of SureBeam. After these transactions, we own 4,441,496 Class A and 50,000,000 Class B common shares, resulting in our control of approximately 98% of the voting power and 82% of the outstanding equity of SureBeam.

    We control approximately 97% of the voting power of Cayenta through our ownership of 10 million shares of Class B common stock, which represents approximately 76% of Cayenta's outstanding equity ownership. Each Class A share is entitled to one vote and each Class B share is entitled to ten votes, with Class A and Class B shares voting together on all matters submitted to the vote of the holders of common stock. In addition to Class A and Class B common stock, Cayenta has outstanding 2,345,000 shares of Series A preferred stock that are convertible into its Class A common stock and warrants for approximately 496,000 shares of its Class A common stock that have a weighted average exercise price of $13.11 per share. As of December 31, 2001, Cayenta had also reserved approximately 31% of its fully diluted common stock under stock option plans.

  Titan Systems

    Titan Systems provides and is expected to continue to provide the largest percentage of our consolidated revenues. During the year ended December 31, 2001, Titan Systems had total revenues of $919.0 million, which represented 81% of our consolidated revenues for the period. Titan Systems' revenues have grown internally and through our well-defined strategy of increasing our core competencies and expanding our customer base through acquiring government information technology companies as part of the general trend of the defense and government information technology industry consolidation.

    Titan Systems' backlog, including both funded and unfunded backlog, was approximately $2.8 billion at December 31, 2001. Although backlog represents only business which is considered to be firm, we cannot guarantee that cancellations or scope adjustments will not occur. "Funded backlog" consists of the aggregate contract revenue remaining to be earned by us at a given time, but only to the extent such amounts have been appropriated by Congress and allocated to the contract by the procuring government agency. "Unfunded backlog" consists of the aggregate contract revenues expected to be earned as our customers incrementally allot funding to existing contracts, whether we are acting as a prime contractor or subcontractor, and the aggregate contract revenues to be funded on contracts which have been newly awarded to us. Unfunded backlog includes priced options, which consist of the aggregate contract revenues expected to be earned as a result of a customer exercising an option period that has been specifically defined in the original contract award. "Backlog" is the total of the government and commercial funded and unfunded backlog. The determination of unfunded backlog involves substantial estimation, particularly with respect to customer requirements and contracts. These estimates are based on our experience under such contracts and similar contracts, and we believe the use of such estimates to be reasonable. However, there can be no assurance that the unfunded contract value will be realized as contract revenue or earnings.

    Titan Systems' operating margin is affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as by the mix of prime contracts versus subcontracts. Significant portions of Titan Systems' contracts are time and materials and cost reimbursement contracts. Titan Systems is reimbursed for labor hours at negotiated hourly billing rates and other direct expenses under time and materials contracts and reimbursed for all actual costs, plus a fee, or profit, under cost plus fixed fee contracts. The financial risks under these contracts generally are lower than those associated with other types of contracts, and margins are also typically lower. The U.S. government also has awarded Titan Systems fixed-price contracts. Such contracts carry higher financial risks because Titan Systems must deliver the contracted services at a cost below the fixed price in order to earn a profit. Of Titan Systems' total revenues from government business in 2001, approximately 43.1% were generated by time and materials contracts, approximately 40.9% were generated by cost reimbursement contracts, and approximately 16.0% were generated by fixed price contracts.

    On March 23, 2001, our subsidiary, Titan Systems Corporation, consummated an agreement to purchase certain assets from Maxwell Technologies Systems Division, Inc., a subsidiary of Maxwell Technologies, Inc., which specializes in research, development and technical services primarily for military applications. The purchase price was approximately $11.5 million in cash, subject to post-closing adjustments and indemnification obligations, less a $1.7 million holdback, due 180 days from the date of closing. The initial $9.8 million of the purchase price was paid on April 2, 2001. We received approximately $0.6 million in July 2001 from Maxwell Technologies, Inc. resulting from the resolution of post-closing working capital adjustments. Under the agreement, we had full recourse to the seller for all accounts receivable not collected within 180 days of the closing date. In October 2001, we paid approximately $1.5 million in full satisfaction of the $1.7 million holdback, as adjusted for uncollected accounts receivable. The transaction was accounted for as a purchase, and the excess of the purchase price over the estimated fair market value of the net assets acquired, which has been amortized on a straight line basis over 30 years, was approximately $6.8 million at December 31, 2001, and is reflected as goodwill in the accompanying consolidated balance sheet.

    On September 28, 2001, we completed the acquisition of the remaining shares of Datron Systems Incorporated ("Datron"), a provider of radio and satellite-based communication systems and broadband communication products for government and commercial markets, that were acquired through a stock for stock exchange tender offer that closed in August 2001. We issued approximately 2.3 million shares of Titan common stock for all the outstanding shares of Datron common stock and assumed Datron stock options representing approximately 437,000 shares of Titan common stock, based on an exchange ratio of approximately .81919 shares of Titan common stock for each share of Datron common stock. The transaction was accounted for as a purchase, and the excess of the purchase price over the estimated fair market value of the net assets acquired was recorded as goodwill of $22.5 million and intangible assets of $5.6 million. In connection with the determination of the fair value of assets acquired and pursuant to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," we have valued contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts which amounted to $1.4 million. This deferred profit has been reflected in the accompanying consolidated balance sheet as an increase to goodwill. We recognized approximately $0.8 million in the year ended December 31, 2001, as a reduction of costs, with the remaining $0.6 million to be recorded as a reduction of costs in future periods as work on certain contracts is performed, which is estimated to be through fiscal 2002.

    On November 27, 2001, we completed the acquisition of BTG, Inc. ("BTG"), a provider of information technology solutions and services primarily to the U.S. military and other government agencies, for $13.35 per BTG share. We issued approximately 4,024,100 shares of Titan common stock and paid cash of $23.4 million for all the outstanding shares of BTG common stock and assumed BTG stock options representing approximately 734,200 shares of Titan common stock, based on an exchange ratio of approximately 0.5380 shares of Titan stock for each share of BTG common stock. We also paid off $37.1 million of BTG's outstanding debt as of the closing date. The transaction was accounted for as a purchase, and the excess of purchase price over the estimated fair value of the net assets acquired was recorded as goodwill of $126.6 million and intangible assets of $9.8 million. In connection with the determination of the fair value of assets acquired and pursuant to the provisions of SFAS No. 141, we have valued contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $9.2 million. This adjustment has been reflected in the accompanying consolidated balance sheet as an increase to goodwill and a corresponding offset to unbilled receivables. The Company recognized approximately $0.5 million in the year ended December 31, 2001, as a reduction of costs, with the remaining $8.7 million to be recorded as a reduction of costs in future periods as work on certain contracts is performed, which is estimated to continue through fiscal 2016.

    During 2000, we consummated a merger with Advanced Communication Systems, Inc., or ACS, in a stock-for-stock, pooling of interests transaction. ACS provides communications, information systems and aerospace services and solutions primarily to U.S. government agencies. We issued approximately 5,082,000 shares of common stock for all the outstanding shares of ACS, and assumed ACS stock options representing approximately 263,000 shares of our common stock. ACS's operations are included in Titan Systems.

    Also during 2000, we consummated a merger with AverStar, Inc., or AverStar, in a stock-for-stock, pooling of interests transaction. AverStar provides services and software focused on the areas of information technology assurance, information technology development and information technology management and operations for the mission-critical systems of civilian and defense agencies of the U.S. government. We issued approximately 2,850,000 shares of common stock for all the outstanding shares of AverStar common stock, and assumed AverStar stock options representing approximately 551,000 shares of our common stock. AverStar's operations are primarily included in Titan Systems, with its AverCom business being reported in the Emerging Technologies and Businesses segment.

    Also during 2000, we acquired Pulse Engineering (Pulse), LinCom Corporation (LinCom) and SenCom Corporation (SenCom) in transactions that were accounted for as purchases. The excess of our purchase price for these entities over the estimated fair market value of the net assets acquired, which was being amortized on a straight line basis over 30 years, was approximately $75.1 million at December 31, 2001, and is reflected as Goodwill in the accompanying consolidated balance sheet.

    We describe our acquisitions in Note 2 to our consolidated financial statements. For all acquisitions accounted for as purchases, the acquired companys' results of operations are consolidated with the Company's results of operations immediately subsequent to the acquisition date.

  Titan Wireless

    Titan Wireless has historically generated most of its revenues by supplying communications systems and products and providing related integration services in developing countries. Titan Wireless is increasingly generating revenues from providing communications services over its global communications network. While the majority of service revenues are currently being generated from long distance carriers that use our network to carry their long distance communications traffic to and from developing countries, service revenues are starting to be generated from retail customers in developing countries. In the retail business, Titan Wireless installs an on-site antenna at businesses that use its fixed wireless systems for local and/or long distance communications services. The cost of that antenna and its installation is paid for either by Titan Wireless or its customers, depending on the terms of the business arrangement. Titan Wireless derived approximately 51% of its revenues during 2001 from providing communications services to long distance carriers.

    Titan Wireless's wholly-owned subsidiary, Titan Africa, Inc., completed work on a satellite-based communications system for Benin's national telephone company during 2001. Revenues for Titan Wireless for 2001 included revenues of approximately $27.4 million from the Benin project. Titan Wireless, the prime contractor for the project, was contracted to build, install and operate several important components of the government's communications infrastructure including a global system for mobile communications, or GSM, cellular network, rural telephony network, fiber optic backbone, and local telephone switching equipment. Alcatel of France is a major subcontractor to Titan Wireless on this project, with responsibility for installing, among other parts of the project, the GSM cellular network. During 2001, the original project was expanded to include an additional 35,000 GSM lines, and expansion of the capacity and capability of the VSAT sites by a multiple of 10 times more lines per site, resulting in an overall increase of total lines in the country of Benin by 100%. Under the terms of the applicable contracts governing the project, as part of the financing of this project, Titan Wireless will co-operate the system with the national telephone company of Benin until all equipment costs, including integration costs, have been paid for via the revenues generated from the system and then transfer the operations to the national telephone company of Benin. A portion of the build-out costs under this contract were subcontracted costs payable by Titan Wireless to Alcatel. The terms of Titan Wireless's agreement with the customer include, among other things, a revenue sharing of total net receipts on this project for up to a maximum period of 9 years, depending upon when the equipment has been paid for.

    Titan Wireless recognizes revenue on systems integration contracts on a percentage-of-completion basis. Service revenues are recognized as the related services are performed.

    In 1999, Titan Wireless formed Sakon LLC with Sakon Corporation to provide carrier, direct dial telephony and enhanced communications services, including voice over Internet protocol and Internet services, in certain developing countries. Titan Wireless holds a 49.9% equity interest in Sakon LLC. The excess of the purchase price over the estimated fair market value of assets acquired was approximately $26.8 million at December 31, 2001, and is reflected as goodwill in our accompanying consolidated balance sheet.

    In June 2000, Titan Wireless Africa, a wholly-owned subsidiary of Titan Wireless, made an investment in Ivoire Telecom S.A. Holding (Ivoire Telecom), acquiring an 80% interest in Ivoire Telecom and through such interest acquired a majority equity interest in each of its subsidiaries which own communications licenses covering a number of developing countries in Africa. The investment of approximately $50.0 million is included in the accompanying consolidated balance sheet in Other Assets, and is accounted for under the cost method. This investment furthers Titan Wireless's strategic objective in the continent of Africa and supports our Titan Wireless business initiative in the areas of long distance communication services. A key component included in this strategy is to promote increased teledensity and increased mobile and broadband services availability in Africa, which we believe will generate increased demand for our long distance services. We believe that this strategic investment helps advance our overall goal of being a leading provider of long distance in emerging markets. While financial returns are not our primary goal, we believe this strategic investment will provide both strategic benefits as well as financial returns.

  Cayenta (included in our Software Systems segment)

    Cayenta has historically derived its revenues from consulting services and from sales of its proprietary software applications. For the year ended December 31, 2001, Cayenta's revenues from consulting services represented 71.1% of its revenues and revenues from sales of its software applications and hosting revenues represented 28.9% of its revenues. Cayenta provides its services primarily on a fixed-time, fixed-price basis and on a time and materials basis. Under its fixed-time, fixed-price contracts, Cayenta recognizes revenues on a percentage-of-completion basis. Cayenta's fixed-time, fixed-price contracts usually require an advance payment from its customer with additional payments due on achievement of specific milestones or on a predetermined schedule. Revenues earned but not yet billed are recorded as unbilled receivables. Under its time and materials contracts, Cayenta is paid at an agreed upon hourly rate for the actual time spent on a customer's projects, and revenues are recorded at the time services are performed. Cayenta recognizes revenues from the sale of its proprietary software when the software is delivered and accepted, in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." The related software support and maintenance is billed at the beginning of the maintenance period, recognized ratably over the term of the applicable contract and recorded as deferred revenues until recognized. Cayenta has historically derived a significant portion of its revenues from a limited number of customers, and we expect that it will continue to do so during 2002. During 2002, Cayenta intends to continue to reduce its selling, general and administrative expenses as a percentage of revenues.

    Historically, Cayenta's interest expense has related to borrowings from us to fund its acquisitions and working capital requirements. As of December 31, 2001, Cayenta owed approximately $107.9 million to us under a promissory note on which interest accrues at the greater of the rate of 10% per annum or our effective weighted average interest rate under our senior credit facility. Principal under the promissory note is due in December 2004. Our effective weighted average interest rate under our senior credit facility as of December 31, 2001 was 5.0%.

  SureBeam (Discontinued)

    We developed our SureBeam electron beam process from technology developed under contracts with the federal government related to strategic defense initiatives during the 1980s. In August 2000, SureBeam Corporation was formed and we contributed to it specified assets, liabilities and operations related to our electronic food irradiation business. In the fourth quarter of 2000, we formed a new business unit, Titan Scan Technologies, within our Emerging Technologies and Businesses segment. The new business unit encompasses all of our medical product sterilization operations which were previously a part of SureBeam. As a result, all prior period data have been restated to reflect this change in our segment reporting.

    Historically, SureBeam's cash requirements have been met primarily through advances from us and from cash flows from operations. In connection with our contribution of the specified assets, liabilities and operations related to our electronic food irradiation business to SureBeam in August 2000, SureBeam assumed the cumulative advances of approximately $39 million, as evidenced by a subordinated, unsecured promissory note payable to us. Under this note, we agreed to lend SureBeam a maximum of $75 million. The promissory note had a maturity date of August 2005 and bore interest, payable quarterly, at the greater of the rate of 10% per annum or our effective weighted average interest rate under our senior credit facility. Our effective weighted average interest rate under our senior credit facility as of December 31, 2001 was 5.0%. On December 31, 2001, $2.0 million of the note was exchanged for 190,385 Class B common shares of SureBeam, at $10.505 per share, the fifteen day trading average of SureBeam stock as of December 30, 2001. As of December 31, 2001, SureBeam had approximately $73.0 million in principal outstanding under the note. On February 13, 2002, the remaining outstanding balance on the note of $73.0 million was exchanged for 4,441,496 Class A and 3,225,765 Class B common shares of SureBeam, at $9.521 price per share, the twenty day trading average of SureBeam stock as of February 12, 2002.

  Emerging Technologies and Businesses

    Emerging Technologies and Businesses pursues commercial applications for technologies originally developed by Titan. This segment's operating activities consist primarily of various early stage or developing commercial businesses in which we hold equity interests, including, in some cases, less than 20% equity interests. The businesses included in Emerging Technologies and Businesses may change over time as we develop new commercial applications and transition those applications into businesses in which we hold a minority or controlling equity interest that becomes included in Emerging Technologies and Businesses. The businesses included in Emerging Technologies and Businesses also change over time when we designate businesses that had been historically included in that segment as stand-alone operating segments and as a result report their results of operations separately or when we sell or spin-off businesses that have previously been included. We also may move businesses that had been historically included in a different operating segment into Emerging Technologies and Businesses when we consider it appropriate to include those businesses' results of operations in Emerging Technologies and Businesses.

    Examples of businesses currently included in our Emerging Technologies and Businesses segment are LinCom Wireless and Titan Scan Technologies, which are both subsidiaries of Titan. LinCom Wireless is a fabless semiconductor company focused on standards-based solutions for wireless connectivity of voice, data, and video in the enterprise and home environments, whose core technologies and expertise were acquired as part of our acquisition of LinCom during 2000 and then further developed by us. Titan Scan Technologies sells medical equipment sterilization systems and provides medical equipment sterilization services, which utilize the electron beam process that SureBeam uses for food irradiation. Following the outbreak of anthrax in several major cities in the US, Titan Scan Technologies became known for its efforts to sanitize the mail to remove this bioterrorism threat from treated mail and parcels. In addition to contracting for use of Titan Scan's facility for mail sanitization, the Postal Service also signed a contract with Titan for the purchase of eight mail sanitization systems. Titan Scan has also begun to enter markets for electron beam technology outside of its traditional medical device customer base, including the use of electron beam technology to improve material performance in semiconductors, aerospace composites, wire and cable, plastics and packaging films.

    In 1996, we contributed the core technology to form Servnow! NetTechnologies, Inc., which later became known as IPivot. In October 1999, as a result of the acquisition by Intel Corporation of IPivot, we received approximately $41.8 million for our approximate 8% equity interest, which was reported as a gain in 1999. We received an additional $3 million in October 2000 as final consideration for our equity interest, which was recorded as a gain in 2000, net of expenses.

    During 2000, AverStar, prior to our acquiring AverStar, acquired MJR Associates, Inc. or MJR, a provider of information technology staffing solutions to major corporations, through a stock purchase for a purchase price of $9.6 million plus contingent consideration of up to $3.75 million based upon the company's performance during 2000. The $3.75 million in contingent consideration was paid in April 2001. MJR's operations are included in Emerging Technologies and Businesses as part of our AverCom business. The excess of our purchase price for MJR over the estimated fair market value of the assets acquired, including the contingent consideration, which has been amortized on a straight line basis over 20 years, was approximately $11.2 million as of December 31, 2001, and is reflected as Goodwill in the accompanying consolidated balance sheet.

    In June 2000, e-tenna Corporation was formed to facilitate the transfer of an antenna technology originally designed for government and military customers to the commercial wireless market. Titan's initial investment of approximately $0.6 million in e-tenna in 2000 consisted of its contribution of certain intellectual property and patents. As of December 31, 2001, Archery Capital and other investors invested a total of $9.9 million for common and voting preferred stock, and Titan invested $5.8 million in non-voting preferred stock and $0.4 million in common stock. Through February 28, 2002, Titan paid $1.9 million in satisfaction of its commitment to acquire additional non-voting preferred stock. As of December 31, 2001, Titan's investment of approximately $6.8 million is included in the accompanying consolidated balance sheet in Other Assets, and is reflected under the cost method. As of February 28, 2002, Titan's investment in e-tenna represented approximately 58.7% of the total equity of e-tenna and approximately 29.1% of the voting power of e-tenna.

Deferred Compensation

    We and each of our SureBeam and Cayenta subsidiaries have recorded deferred compensation as follows:

    Titan.  Option grants to our employees in 1999 exceeded the remaining common shares available under our stock option plans. Our stockholders approved our 2000 Employee and Director Stock Option and Incentive Plan on May 30, 2000. The option grants in 1999 that were in excess of the shares available under our stock option plans at the time of their grant were placed under the 2000 stock option plan following its approval by our stockholders. Under the provisions of Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB Opinion No. 25), the approval date for the 2000 stock option plan becomes the grant date for purposes of comparing the market value of the shares covered by those option grants against those options' exercise price. This resulted in deferred compensation of $15.6 million in 2000. The deferred compensation is being amortized to expense over the four-year vesting period of the applicable option grants, including $4.9 million and $3.9 million expensed in 2000 and 2001, respectively. Unamortized deferred compensation as of December 31, 2001, was $6.3 million.

    SureBeam (Discontinued).  During 1999, SureBeam granted 3,237,578 options to purchase shares of its Class A common stock with a weighted average exercise price of $0.1438 per share. These option grants resulted in deferred compensation to SureBeam calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying options which is four years. Accordingly, SureBeam recorded deferred compensation of approximately $17 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999. During 2000, SureBeam recorded deferred compensation of approximately $3.2 million which resulted in a non-cash compensation amortization expense of approximately $0.6 million. SureBeam also recorded $78.6 million as deferred compensation at the time its initial public offering closed reflecting the difference between the fair value of the options on the date of grant and the initial public offering price of $10.00 per share. This amount was recognized as a non-cash charge to SureBeam's earnings of approximately $38.9 million in March 2001 at the time its initial public offering closed, with the balance being recognized over the remaining vesting period of the options of up to four years. For the year ended December 31, 2001, approximately $54.3 million of deferred compensation was expensed, with a remaining balance of approximately $26.9 million to be amortized in future periods over the remaining vesting period.

    Cayenta.  Under its variable stock option plan, Cayenta has granted options to certain employees who have agreed to resell shares purchased with those options to Cayenta. Cayenta recorded a deferred compensation charge related to these option grants of approximately $0.6 million in the year ended December 31, 2000. Cayenta also issued options to employees not covered by this buyback option at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant. Cayenta has recognized deferred compensation relating to these grants of approximately $1.2 million and is amortizing this deferred charge to expense over the four-year vesting period of these options.

Consolidated Financial Data

	Year Ended December 31,
	2001	2000	1999
Revenues	$1,132,052	$1,008,003	$805,392
Cost of revenues	844,859	742,294	608,736
Selling, general and administrative	223,805	202,118	130,985
Research and development	13,039	11,762	6,690
Acquisition and integration related charges and other	36,768	39,358	(28,686)

Operating profit	13,581	12,471	87,667
Interest expense, net	34,952	32,399	17,356
Income tax provision (benefit)	(347)	(3,712)	26,778
Minority interests	6,826	4,127	—
Loss from discontinued operations, net	(84,416)	(1,895)	(5,776)
Extraordinary loss from early extinguishments of debt, net	—	(4,744)	—

Net income (loss)	$(98,614)	$(18,728)	$37,757

As a Percentage of Revenues

	Year Ended December 31,
	2001	2000	1999
Revenues	100.0%	100.0%	100.0%
Cost of revenues	74.6	73.6	75.6
Selling, general and administrative	19.8	20.1	16.3
Research and development	1.2	1.2	0.8
Acquisition and integration related charges and other	3.2	3.9	(3.6)

Operating profit	1.2	1.2	10.9
Interest expense, net	3.1	3.2	2.1
Income tax provision (benefit)	(0.0)	(0.4)	3.3
Minority interests	0.6	0.4	—
Loss from discontinued operations, net	(7.4)	(0.2)	(0.8)
Extraordinary loss from early extinguishments of debt, net	—	(0.5)	—

Net income (loss)	(8.7)%	(1.9)%	4.7%

Segment Financial Data

	Year Ended December 31,
	2001	2000	1999
Titan Systems
Revenues	$918,978	$796,202	$689,513
Operating profit	63,564	28,462	43,469
Titan Wireless
Revenues	92,748	81,450	27,325
Operating profit	5,219	11,644	5,063
Software Systems (Cayenta)
Revenues	58,283	77,435	45,922
Operating profit (loss)	(37,438)	(18,028)	6,962
Emerging Technologies and Businesses
Revenues	62,043	52,916	42,632
Operating profit	1,190	6,683	46,590
Corporate	(18,954)	(16,290)	(14,417)

Total Revenues	$1,132,052	$1,008,003	$805,392
Total Operating Profit	$13,581	$12,471	$87,667

	Year Ended December 31,
	2001	2000	1999

Segment Revenues as a Percentage of Total Revenues:
Titan Systems	81.2%	79.0%	85.6%
Titan Wireless	8.2	8.1	3.4
Software Systems (Cayenta)	5.1	7.7	5.7
Emerging Technologies and Businesses	5.5	5.2	5.3

	100.0%	100.0%	100.0%

    On October 1, 2000, we formed a new business unit, Titan Scan Technologies, within our Emerging Technologies and Businesses segment. The new business unit encompasses all of our medical equipment sterilization operations, which were previously a part of SureBeam, and prior to the initial public offering of SureBeam, was reported as part of the results of operations of the SureBeam segment. Accordingly, our discontinued SureBeam business is comprised entirely of our electronic food irradiation business. The financial information included in this document has been restated to reflect this change in our segment accounting.

    The 2000 and 2001 results of operations presented for our Software Systems segment include only the results of operations of our Cayenta subsidiary. Prior to 2000, the results of operations presented for our Software Systems segment include the results of operations for our Year 2000 business as well as, following its formation, our Cayenta subsidiary.

    On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within the next 12 months from that date. The plan involves filing a letter ruling request with the Internal Revenue Service ("IRS") seeking approval of the tax-free distribution. Titan filed the letter ruling request and intends to execute the spin off as soon as practical following the receipt of a favorable ruling and all required third party consents. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan have been restated to reflect SureBeam as a discontinued business for all periods presented.

Results of Operations

Fiscal Years Ended December 31, 1999, 2000 and 2001

Revenues

        Consolidated.   Our consolidated revenues increased from $805.4 million in 1999 to $1.0 billion in 2000 and from $1.0 billion in 2000 to $1.1 billion in 2001. Increased revenues of $122.8 million, $11.3 million, and $9.1 million were reported across our Titan Systems, Titan Wireless and Emerging Technologies and Businesses segments, respectively in 2001. Revenue growth in 2001 was primarily attributable to internal revenue growth in certain of our information and intelligence solutions and logistics management businesses in our Titan Systems segment, as well as to a lesser extent, the impact of the acquisitions of Datron Systems, Inc. ("Datron") and BTG, Inc. ("BTG") made in 2001 in our Titan Systems segment, and to a lesser degree increased service revenues generated by Titan's consolidated joint venture, Sakon LLC ("Sakon") in our Titan Wireless segment and revenues generated on Titan's new contract with the United States Postal Service (USPS) to provide mail sanitization systems in our Emerging Technologies and Businesses segment. These increases were partially offset by reduced revenues in Cayenta, resulting from slower corporate spending on commercial information technology services.

        Revenue growth in 2000 was in part attributable to the impact of the acquisitions of SenCom Corporation ("SenCom"), Pulse Engineering ("Pulse") and LinCom Corporation ("LinCom") made in 2000 in our Titan Systems segment, the acquisitions of JB Systems, Inc. doing business as Mainsaver, Assist Cornerstone Technologies, Inc. ("Assist") and SFG Technologies, Inc. ("SFG") made in the fourth quarter of 1999 by Cayenta and other new business in our Software Systems (which includes Cayenta) segment, and continued shipments of hardware to our customer in Benin, Africa in our Titan Wireless segment, in which we built a telecommunications system for the national telephone company.

        Titan Systems.   Titan Systems' revenues increased from $689.5 million in 1999 to $796.2 million in 2000 and from $796.2 million in 2000 to $919.0 million in 2001. The increase in 2001 reflects strong demand from the Air Force for information solutions support, and from the Army for acquisition and logistics management, systems engineering for intelligence agencies, software test and evaluation, and a variety of other technical services, as well as assisting the Navy in transformation initiatives, coupled with the impact of the acquisitions of Datron and BTG in the last half of 2001. The increase in 2000 reflects the impact of the acquisitions of SenCom, Pulse and LinCom, as well as the acquisitions of System Resources Corporation ("SRC") and Atlantic Aerospace Electronics Corporation ("AAEC") made in mid 1999. In addition, to a lesser degree, 2000 revenues were impacted by increased production of Titan Systems' compact infantry signal intercept systems and increased demand for signal processing antennas, as well as increased demand for systems design and integration services from the Air Force, Army and intelligence community.

        Titan Wireless.   Titan Wireless' revenues increased from $27.3 million in 1999 to $81.4 million in 2000 and from $81.4 million in 2000 to $92.7 million in 2001. Increased service revenues in 2001 of $17.5 million generated by Titan's consolidated joint venture, Sakon, in Latin America, Africa, and the Middle East, and increased revenues of $17.2 million in new international business, primarily in certain countries in Africa, were offset by reduced revenues of approximately $23.4 million on Titan Wireless' project in Benin to build a telecommunications system for its customer, The Office of Post and Telecommunication of Benin ("OPT"), as Titan Wireless completed the system during 2001. The revenues in 2001 recorded on this project are a result of the expansion of the original project to include: increased GSM lines, expansion of the capacity and capability of the VSAT sites and an overall increase of lines in the country of Benin. The increase in 2000 revenues was due primarily to Titan Wireless's contract with the OPT, and, to a lesser extent, the increased services revenues generated by Titan's consolidated joint venture, Sakon LLC, in Latin America, Africa, and the Middle East.

        Software Systems (including Cayenta).   Software Systems' revenues increased from $45.9 million in 1999 to $77.4 million in 2000 and decreased from $77.4 million in 2000 to $58.3 million in 2001. The decrease in 2001 was driven by slower corporate spending on commercial information technology services and e-business software applications, which resulted in reduced demand for Cayenta's services and products. The increase in 2000 was primarily driven by software license revenues from e-commerce, asset management and revenue cycle management applications principally generated by the companies acquired by Cayenta in the fourth quarter of 1999, as well as by growth in Cayenta's enterprise application business, including new work on an international systems integration project which contributed approximately $9 million. Revenues from one federal agency accounted for approximately $8.5 million, $5.8 million and $16.2 million of Software Systems' revenues during 1999, 2000 and 2001, respectively.

        Emerging Technologies and Businesses.   Emerging Technologies' revenues increased from $42.6 million in 1999 to $52.9 million in 2000 and from $52.9 million in 2000 to $62.0 million in 2001. The increase in 2001 is related to revenues of approximately $16.4 million generated on Titan's new contract with the U.S. Postal Service to provide mail sanitization systems, partially offset by reduced revenues resulting from reduced demand in our AverCom business, which was affected by slower corporate spending on commercial information technology services similar to Cayenta, and reduced demand in our digitized fingerprint business. The increase in 2000 was principally a result of the acquisitions of MJR and LinCom Wireless, a part of LinCom, in March 2000.

Selling, General and Administrative

        Our SG&A expenses increased from $131.0 million in 1999 to $202.1 million in 2000 and from $202.1 million in 2000 to $223.8 million in 2001. SG&A, as a percentage of revenues, increased from 16.3% in 1999 to 20.1% in 2000 and decreased from 20.1% in 2000 to 19.8% in 2001. The decrease in 2001 was due in part to reduced goodwill amortization from $27.5 million in 2000 to $26.6 million in 2001 and reduced deferred compensation from $5.5 million in 2000 to $4.3 million in 2001. Excluding the goodwill amortization and deferred compensation, SG&A increased slightly from 16.8% in 2000 to 17.0% in 2001, reflecting increases in bid and proposal activity in our Titan Systems segment as well as increased infrastructure costs in our Titan Wireless segment. The increase in 2000 is due to increased goodwill amortization of $19.0 million, as well as an increase in deferred compensation of $5.5 million. Excluding the impact of the amortization and deferred compensation, SG&A increased from 15.2% in 1999 to 16.8% in 2000.

Research and Development

        Our R&D expenses increased from $6.7 million in 1999 to $11.8 million in 2000 and from $11.8 million in 2000 to $13.0 million in 2001. The increased R&D expenditures in 2001 were primarily related to development of software reprogrammable modems and network control software in our Titan Systems segment. The increased R&D expenditures in 2000 were principally incurred in our Software Systems segment to web enable and to develop added features and functionality for certain of our software applications within Cayenta, and to a lesser degree, to develop the next generation Xpress Connection product within our Titan Wireless segment.

Acquisition and Integration Related Charges and Other

         Acquisition and integration related charges and other for the years ended 2001, 2000 and 1999 are described in more detail below (amounts in millions):

	December 31,
	2001	2000	1999
Employee termination costs	$8.6	$7.6	$3.1
Elimination of duplicate facilities and assets	4.6	4.1	3.4
Acquisition related transaction costs	—	11.6	—
Other costs	1.8	2.7	—
Non-cash asset impairments	18.8	15.5	2.1
Pre-acquisition contingencies	3.0	—	4.5
Net cash proceeds on sale of investment	—	(2.1)	(41.8)

	$36.8	$39.4	$(28.7)

         At December 31, 2001, a total of $1.3 million of liabilities remained on the accompanying consolidated balance sheet in Other Accrued Liabilities, related primarily to restructuring activities initiated in 2000 and 2001. We anticipate that the remaining liabilities will be paid in 2002.

Fiscal 2001 Charges

        Acquisition and integration related charges and other of $36.8 million in 2001 were comprised of costs of $12.2 million related to the integration of ACS and AverStar, and a realignment of business around the major categories of customers of Titan Systems, which together resulted in personnel reductions and the closing of several facilities. Included in these costs is approximately $3.1 million of employee termination costs, $3.5 million of costs to eliminate duplicate and excess facilities and assets, $1.1 million of duplicate personnel costs to transition processes and functions, and $1.5 million of asset impairment costs of certain asset balances for which the recoverability of such balances was impaired due to the exit of a satellite services business within the Titan Systems segment. Approximately $3.0 million of the charge was related to another subsidiary acquired in a prior year for contingencies arising from matters pre-existing to Titan's acquisition of the business. That acquisition was accounted for as a purchase, and those matters have been resolved in 2001.

        Included in acquisition and integration related charges and other is $21.3 million related to the restructuring of Cayenta (which is included in our Software Systems segment). As a result of reduced corporate spending on corporate information technology services and e-business software applications, we developed and approved a plan to restructure the Cayenta business, which included a reduction in workforce, resulting in a charge of approximately $2.9 million and the elimination of duplicate and excess facilities, resulting in a charge of approximately $1.1 million. As a result of management's evaluation of the recoverability of all the assets of Cayenta, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", management concluded from this evaluation that a significant impairment of intangible as well as long-lived assets had occurred. An impairment charge was required because the estimated fair value was less than the carrying value of the assets. The impairment charge of $17.3 million was comprised of the following: $5.9 million for fixed assets associated with Cayenta's network operations center, $1.9 million for capitalized software designed for B2B exchanges, $2.0 million for prepaid advertising costs, $2.0 million for accounts receivable and $5.3 million for Cayenta's investment in Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions to the utility industry, and $0.2 million for certain other assets.

         Also included in the acquisition and integration related charges and other is a charge of $0.5 million of employee termination costs and $2.0 million of restructuring costs incurred in the Titan Wireless segment related to certain organizational changes within that business unit and the elimination of the internal product development group, including $1.3 million of employee termination costs. In addition, employee termination costs of $0.8 million were recorded in the Emerging Technologies and Businesses segment related to a reduction in workforce in AverCom resulting from the same economic conditions which impacted demand for corporate information technology services at Cayenta.

Fiscal 2000 Charges

        Acquisition related charges of $39.4 million in 2000 include costs of $30.5 million related to the ACS merger including direct transaction costs of approximately $9.1 million comprised of accounting, legal, investing banking, financial printing and other direct costs. Also included in the ACS merger costs was a write-down of approximately $5.5 million related to the impairment of certain receivables, for which the realizability of such assets were impaired as a result of the merger with Titan, which impacted the recoverability of certain contract costs, employee termination costs of approximately $2.1 million, $3.8 million of costs to eliminate duplicate facilities and assets and a valuation allowance of $10.0 million against certain contract receivables provided in connection with certain of the Company's integration activities, particularly as they relate to conforming ACS to Titan's accounting policies and procedures, and determining appropriate valuation allowances against potential contract receivables which may not be realizable under normal contract reimbursement cycles.

        Included in acquisition related charges is $8.3 million related to the merger with AverStar. These costs consisted of approximately $2.5 million of direct transaction costs, approximately $5.5 million of employee termination costs, and costs to eliminate duplicate facilities of approximately $0.3 million. The acquisition related charges in the year ended December 31, 2000 also include $2.7 million of transaction costs related to the filing of a registration statement with the Securities and Exchange Commission (SEC) for the initial public offering of Cayenta which was subsequently withdrawn by the Company in February 2001. These costs are primarily comprised of direct transaction costs, including accounting, legal, investment banker, financial printing, and other direct costs. Also included in acquisition related charges is a net $2.1 million gain resulting from the final consideration from the sale of the Company's approximate 8% equity interest in IPivot, which was sold in October of 1999.

Fiscal 1999 Charges

        Acquisition and related charges in 1999 were $13.1 million, which included approximately $4.5 million of legal costs and approximately $8.6 million of integration and restructuring expenses. The integration and restructuring expenses include $2.1 million related to the wind-down of our Year 2000 business, consisting primarily of employee termination costs and lease termination costs, a $2.1 million write-off of intangible costs to estimated realizable value, approximately $1.0 million for severance, outplacement and relocation costs related to approximately 31 employees across the Company, and $3.4 million related to the closure and elimination of leased facilities, primarily duplicate field offices.

        On October 26, 1999, the Company received approximately $41.8 million in cash as a result of the acquisition by Intel Corporation of IPivot, Inc. ("IPivot"), a technology spin-off from Titan. The cash payment to the Company was for its ownership interest in IPivot of approximately 8% after the dilutive impact of IPivot stock options, warrants and other equity investments. In addition, approximately $3 million was received in October 2000 as final consideration. The income is netted against the charges discussed above in acquisition related charges and other for the 1999 and 2000 amounts received.

Operating Profit

        Consolidated. Our operating profit decreased from $87.7 million in 1999 to $12.5 million in 2000 and increased from $12.5 million in 2000 to $13.6 million in 2001. Our operating profits have been significantly impacted by a number of factors in each of 1999, 2000 and 2001. The 2001 operating results include the integration related charges and other of $36.8 million noted above, the 2000 operating results include the net acquisition charge of $39.4 million noted above, and the 1999 operating results include a net credit of $28.7 million, reflecting a $41.8 million gain we realized on the sale of our minority ownership interest in IPivot, net of $13.1 million of acquisition, integration, and reorganization costs. In addition, the decrease in operating profit from 1999 to 2000 was impacted by the increase in goodwill amortization from $8.6 million in 1999 to $27.5 million in 2000, as well as the $5.5 million in deferred compensation in 2000, up from $0 in 1999. Amortization of goodwill and deferred compensation were $26.6 million and $4.3 million, respectively, in 2001. Excluding the impact of the acquisition related charges, amortization of goodwill and the deferred compensation, operating profit increased from $67.5 million in 1999 to $84.9 million in 2000 and decreased from $84.9 million in 2000 to $81.3 million in 2001.

        Segment Operating Profit. Operating profit reported by business segment includes substantially all of the segment's costs of operations and administration. The segment performance is based upon profit or loss before interest expense, income taxes and before allocated costs of corporate overhead. Corporate overhead may include, among other things, costs for financial accounting, marketing, administrative and legal activities incurred by Titan. Consequently, the results of operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis. The discussion of segment operating profit below includes only the operating profits for each of our business segments, and does not include separate discussion of our corporate overhead.

        Titan Systems. Titan Systems' operating profit decreased from $43.5 million in 1999 to $28.5 million in 2000 and increased from $28.5 million in 2000 to $63.6 million in 2001. The operating results for 1999, 2000 and 2001 include acquisition and integration related charges and other of $5.5 million, $38.8 million, and $12.2 million, respectively. The 2001 integration related charges were related to the continued integration of ACS and AverStar, and a realignment of businesses around the major categories of customers of Titan Systems, which together resulted in personnel reductions and the closing of several facilities. The 2000 acquisition related charges were incurred to consummate the ACS and AverStar acquisitions, as well as for certain activities to integrate these businesses into Titan Systems. The 1999 acquisition related costs were primarily comprised of costs to eliminate duplicate facilities, estimated costs to integrate and consolidate employee benefit plans and employee termination costs. Included in 1999, 2000 and 2001 operating results is amortization of goodwill of $7.9 million, $9.6 million and $9.7 million, respectively. Excluding the impact of these charges and the amortization of goodwill, Titan Systems' operating income increased from $56.9 million in 1999 to $76.9 million in 2000 and from $76.9 million in 2000 to $85.5 million in 2001. Operating income in 2000 and 2001 increased primarily due to the increased revenue volume discussed previously.

         Titan Wireless. Titan Wireless' operating performance increased from operating profit of $5.1 million in 1999 to $11.6 million in 2000 and decreased from $11.6 million in 2000 to $5.2 million in 2001. Included in the 2001 operating results is amortization of goodwill of $1.5 million as well as a charge of $2.5 million, comprised of $2.0 million of restructuring costs related to the elimination of the internal product development group and $0.5 million for employee termination costs. The 2000 operating results include amortization of goodwill of approximately $0.5 million. Excluding the impact of these charges and the amortization of goodwill, operating profit increased from $5.1 million in 1999 to $12.1 million in 2000 and decreased from $12.1 million in 2000 to $9.2 million in 2001. The reduced operating profit in 2001 was a result of increased investment in the development of Titan Wireless' corporate retail business and new very small aperture terminal ("VSAT") development costs.

        Software Systems (including Cayenta). Software Systems' operating profit decreased from $7.0 million in 1999 to an operating loss of $18.0 million in 2000 and from an operating loss of $18.0 million in 2000 to an operating loss of $37.4 million in 2001. Included in the 2001 operating results is a charge of $21.3 million for restructuring costs of Cayenta which reflected the Company's plan to restructure Cayenta to respond to reduced corporate spending on commercial information technology services and e-business software applications described previously. Included in the 2000 operating results is a $2.7 million charge reflecting the direct transaction costs related to the withdrawn registration statement for Cayenta. Included in the 1999 operating results is a $2.1 million charge related to reorganization and restructuring costs we incurred primarily during the fourth quarter to restructure and wind-down our Year 2000 business unit. Employee termination costs, facilities costs and lease termination costs comprised a substantial portion of this charge. Included in 1999, 2000 and 2001 operating results is a deferred compensation charge of $0, $0.6 million and $0.4 million, respectively, and goodwill amortization of $0.6 million, $16.9 million and $14.1 million in 1999, 2000, and 2001, respectively. Excluding the impact of charges noted previously, the deferred compensation charge and the amortization of goodwill, Software Systems' operating profit decreased from $9.7 million in 1999 to $2.1 million in 2000 and from $2.1 million in 2000 to an operating loss of $1.6 million in 2001. The decline is a result of the decrease in revenues, particularly due to the reduced demand of the higher margin software applications business.

        Emerging Technologies and Businesses. Emerging Technologies' operating results decreased from operating profit of $46.6 million in 1999 to $6.7 million in 2000 and decreased from $6.7 million in 2000 to $1.2 million in 2001. Included in the 2001 operating results is a charge of $0.8 million related to restructuring activities at AverCom, primarily employee termination benefits resulting from decreased demand for services provided by AverCom, which has also been affected by economic conditions and changes in the commercial information technology services market. Included in the operating results of 1999 and 2000 is a $41.8 million gain and a net $2.1 million gain, respectively, resulting from the sale of the Company's approximate 8% equity interest in IPivot. The Company sold its interest in IPivot in October 1999, for which the final consideration was paid in October 2000. Included in operating results for 2000 and 2001 is amortization of goodwill of $0.6 million and $1.2 million, respectively. Excluding the amortization of goodwill and the gains from IPivot, net of an approximate $0.2 million charge for reorganization costs in 2000, and the restructuring costs of AverCom in 2001, operating profit increased from $4.8 million in 1999 to $5.2 million in 2000 and decreased from $5.2 million in 2000 to $3.2 million in 2001. The primary causes for the decrease in operating profit in 2001 were the decreased demand at AverCom and increased development expenditures in our LinCom Wireless business, partially offset by operating profit generated from Titan's contract with the USPS to provide mail sanitization systems.

Interest Expense, Net

        Our net interest expense increased from $17.4 million in 1999 to $32.4 million in 2000 and from $32.4 million in 2000 to $35.0 million in 2001. Net interest expense has increased over 1999, 2000 and 2001, primarily as a direct result of the increased level of our borrowings, to primarily fund the growth in the various segments, and to fund the acquisitions made in our Titan Systems segment during 1999, 2000 and 2001 and in our Software Systems segment during 1999. Our increased effective interest rate in 2000 also resulted in increased interest expense in 2000. In addition, net interest expense in 2000 increased due to the issuance of our Remarketable Term Income Deferrable Equity Securities or HIGH TIDES. Borrowings from our primary bank lines of credit, excluding working capital lines from acquired companies, averaged $88.8 million at a weighted average interest rate of 7.9% during 1999, $196.9 million at a weighted average interest rate of 10.5% during 2000 and $337.3 million at a weighted average interest rate of 7.5% during 2001. Also included in interest expense is interest on our deferred compensation and retiree medical obligations. Interest expense related to these items was $1.1 million for 1999, $0.6 million for 2000 and $0.7 million for 2001.

Income Taxes

        Consolidated income taxes reflect effective rates of a provision rate of 38% in 1999 and a benefit rate of 19% and 2% in 2000 and 2001, respectively. The reduced rate for the tax benefit in 2000 and 2001 is primarily due to significant non-deductible expenses which were recorded for financial reporting purposes, which resulted in a reduced benefit rate for the net loss reported.

Net Income (Loss)

        We reported net income of $37.8 million in 1999 and a net loss of $18.7 million in 2000 and a net loss of $98.6 million in 2001. Included in net income (loss) for 1999, 2000 and 2001 are net losses from discontinued operations of $5.8 million, $1.9 million and $84.4 million, respectively. The discontinued operations in these years include SureBeam, and to a lesser degree, our access control systems business and the disposal of our commercial information security and assurance business, as well as operations discontinued by certain of the companies acquired by us during 2000. Included in the net loss for 2000 is an extraordinary loss of $4.7 million, net of tax, related to the early extinguishments of AverStar's credit facility in the second quarter of 2000 and our credit facility with Scotia Bank in the first quarter of 2000. Also included in the 2000 and 2001 net loss is goodwill amortization of $27.5 million and $26.6 million, respectively, a deferred compensation charge of $5.5 million and $4.3 million, respectively, and acquisition and integration related charges and other of $39.4 million and $36.8 million, respectively. Also included in the 1999 net income is a net acquisition related credit of $28.7 million, and goodwill amortization of $8.6 million.

Liquidity and Capital Resources

    We have used our cash and cash equivalents principally to fund acquisitions and investments, capital expenses and working capital. We fund our cash requirements principally from borrowings from under our senior credit facility, proceeds from the sale of our securities, and to a lesser degree, from cash flows from our core government operations. Net cash flow from our continuing operations used $23.9 million, primarily resulting from an increase in accounts receivable balances of $69.7 million, with the most notable increases in our Titan Wireless and Titan Systems segments.

    Our investing activities used cash of $144.4 million in 2001, primarily to finance acquisitions of $90.4 million and equity and other investments of $24.1 million, and to fund capital expenditures of $24.8 million, with the most significant capital expenditures in our Titan Wireless segment to develop its retail fixed wireless service business. Our financing activities provided cash of $174.2 million, reflecting increased borrowings of $66.9 million on our credit facility as well as the net proceeds of $136.2 million from the sale of our common stock in a public offering, net of a reduction of debt of approximately $38.3 million, primarily reflecting our pay-off of BTG's existing debt at the time of acquisition. The exercise of Titan stock options also provided $11.4 million.

    On February 23, 2000, we entered into a credit agreement for $275 million of financing from a syndicate of commercial banks. The credit facility also allowed us to increase total availability by an additional $100 million, if needed, for an aggregate of $375 million. The credit facility was subsequently amended on June 1, 2000 to provide for an increase in total availability for an additional $50 million, for an aggregate total of $425 million. The proceeds of the loan were used in part to refinance outstanding indebtedness on our $190 million credit facility arranged by Bank of Nova Soctia in June 1999. The credit facility is secured by substantially all of our and our subsidiaries' assets and guaranteed by substantially all of our subsidiaries, other than, in each case, SureBeam and our foreign operations. SureBeam ceased being a guarantor and having its assets pledged as collateral for the credit facility following the completion of its initial public offering on March 16, 2001. The $425 million credit facility is comprised of a six-year senior secured multi-draw term loan facility in an aggregate principal amount of up to $75 million, two seven-year senior secured term loan facilities in an aggregate principal amount of $250 million, and a five-year senior secured revolving credit facility in a aggregate principal amount of up to $100 million. Loans made under the multi-draw term loan facility mature on the sixth anniversary of the closing date of the credit facility, and amortize beginning in the credit facility's second year, which began with the quarter ended June 30, 2001 and ends with the quarter ending March 31, 2002, as follows:  2.5% quarterly in the third and fourth quarters of year two of the credit facility, 3.75% quarterly in year three of the credit facility, 5% quarterly in year four of the credit facility, 6.25% quarterly in year five of the credit facility, 7.5% quarterly in the first and second quarters of year six of the credit facility and 10% in the third quarter of year six of the credit facility and on the sixth anniversary of the closing date of the credit facility. Loans made under the term loan facilities mature on the seventh anniversary of the closing date of the credit facility, and began amortizing in the credit facility's first year, which began with the quarter ended June 30, 2000 and ended with the quarter ended March 31, 2001, with the following amortization schedule:  0.25% quarterly for years one through six of the credit facility and 23.5% quarterly for the first three quarters of year seven of the credit facility and on the seventh anniversary of the closing date of the credit facility. Under each of the term loan facilities and the revolving facility, we have the option to borrow at the bank's base rate or at adjusted LIBOR plus, in each case, an applicable ratio based on the ratio of our total debt to EBITDA, or earnings before interest and taxes and depreciation and amortization. The agreement contains financial covenants that set maximum debt to EBITDA limits and require us to maintain minimum interest and fixed charge coverages and levels of net worth.

    At December 31, 2001, total borrowings outstanding under our credit facility were $330.0 million at a weighted average interest rate of 5.0%. Commitments under letters of credit were $13.9 million at December 31, 2001, $9.1 million of which reduce availability of our working capital line, resulting in $75.9 million of availability on our working capital line at December 31, 2001. Of the total borrowings, $12.8 million was short-term.

    On December 10, 1999, our wholly owned subsidiary, Titan Africa, Inc. ("Titan Africa"), in connection with its contract to build a satellite-based telephone system for its customer, the national telephone company of Benin, Africa, entered into a Loan Facility agreement for up to 30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately $45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the arranger. This medium term financing is a non-recourse loan to Titan Africa which is guaranteed by the national telephone company of Benin, Africa and secured by the national telephone company's equipment and revenues related to the project. The facility has a fixed interest rate of 9.5% and will be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, which commenced on December 31, 2000 and were scheduled to end on December 31, 2003. The borrowings on this facility have been utilized to fund the subcontractor costs incurred by Alcatel of France, a major subcontractor to this project. The non-Alcatel equipment provided by Titan Africa was financed through arrangement with the OPT whereby Titan Africa would be paid in seven equal semi-annual installments, which commenced on December 31, 2000. Due to the approximate six to nine month delay in the delivery of the system, which was impacted by the expansion of the original project to include increased GSM lines, increased capacity and capability of the VSAT sites and an overall increase in lines in Benin, the Africa Merchant Bank and Titan Africa have collectively agreed to extend the due date of the semi-annual principal payments until such time as the service revenues have achieved certain levels, which is anticipated to occur in mid to late 2002. The terms of Titan Africa's agreement with the customer include, among other things, a revenue sharing of total net receipts earned on this project for up to a period of 9 years depending upon when the equipment has been paid for. As of December 31, 2001, approximately $42.5 million was drawn on this facility, and has been used to reduce the related receivable balance due from the OPT related to subcontract costs. In October 2000, we collected an $18 million receivable from an African group related to the sale of a portion of our economic interest, net of all fixed equipment payments, in the revenue sharing of this project. As of December 31, 2001, the outstanding receivable balance due on this contract was approximately $50.7 million. Management believes that the appropriate insurance policies are in place to cover risk related to loss of equipment in certain foreign countries.

    In relation to our investment in Ivoire Telecom, we provided equipment with an approximate aggregate value of $4.5 million and we committed to provide up to a maximum of $35 million for capital expenditures to build out the Ivoire Telecom network. At December 31, 2001, this maximum commitment has been substantially funded, resulting in an investment balance of approximately $50.0 million, which includes our initial equity investment of approximately $10.5 million and equipment we provided. Our investment is reflected in Other Assets in the accompanying consolidated balance sheet. In addition, in connection with our agreement to acquire an additional 30.0% equity interest in Sakon, an additional $12.5 million of consideration was due and payable upon certain revenue targets being attained. These targets were met in January 2001, and a $5.0 million installment was made in the second quarter of 2001, a $3.75 million installment was made in the first quarter of 2002, and the remaining $3.75 million is expected to be satisfied by issuance of Titan common stock later in 2002.

    There are no Titan guarantees of debt, either directly or indirectly, associated with Ivoire Telecom or Sakon or any other unconsolidated subsidiaries other than approximately $2.0 million of equipment financing.

    As part of our strategy of seeking external financing to grow our commercial businesses, our discontinued SureBeam subsidiary completed its initial public offering of its common stock on March 16, 2001 and raised gross proceeds of $67 million. We extended a credit facility for up to a maximum of $75.0 million under which SureBeam owed us approximately $73.0 million as of December 31, 2001. On December 31, 2001, $2.0 million of the note was exchanged for common stock of SureBeam, at $10.505, the fifteen day trading average of SureBeam stock as of December 30, 2001, which resulted in the exchange for 190,385 Class B common shares of SureBeam. As of December 31, 2001, SureBeam had approximately $73.0 million in principal outstanding under the note. On February 13, 2002, the remaining outstanding balance on the note of $73.0 million was exchanged for equity of SureBeam, at $9.521 per share, the twenty day trading average of SureBeam stock as of February 12, 2002, which resulted in the exchange for 4,441,496 Class A and 3,225,765 Class B common shares of SureBeam.

    On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan stockholders within 12 months from that date. The plan involves filing a letter ruling request with the Internal Revenue Service seeking approval of the tax-free distribution. Titan has filed the letter ruling request, and intends to execute the spin off as soon as practical following the receipt of a favorable ruling and all required third party consents. Titan has purchased a world-wide perpetual and exclusive, non-royalty bearing license to use SureBeam's intellectual property for all applications and fields other than the food, animal hide and flower markets for the following consideration: 1) a $50 million senior secured line of credit, with customary financial, affirmative and negative covenants, 2) the exchange of the $75 million debt owed by SureBeam to Titan for additional shares of Class B and Class A common stock of SureBeam, and 3) a cash payment of $8 million, with $4 million paid at September 30, 2001 and four installments of $1.0 million payable on each of March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002. The Company has obtained approval from its senior lenders to extend $25 million of this credit facility, and expects to obtain the consent of its lenders for the remaining $25 million prior to the spin-off of SureBeam. In addition, Titan and SureBeam are negotiating other customary agreements in connection with the planned spin off of SureBeam.

    On July 26, 2001 we sold 8,048,685 shares of our common stock in a public offering, which included an over-allotment of 1,125,000 shares, at a price of $18.00 per share. We received approximate aggregate proceeds from the offering of $137.6 million, net of underwriters' commissions, in July 2001. Transaction expenses related to the offering were approximately $1.4 million. We used the net proceeds from this offering to fund acquisitions, capital expenditures and other investments. In addition, certain Titan stockholders sold 576,315 shares, including 489,972 shares from the exercise of options, from which we received proceeds of $3.0 million.

    Funding for the advancement of our strategic goals, including acquisitions and continued investment in targeted commercial businesses and start-up ventures and capital expenditures, is expected to continue. We plan to finance these requirements from a combination of sources, which include cash generation from our core businesses, our credit facility and other available cash sources. Management believes that the combination of our existing cash, amounts available under our credit facility and cash flow expected to be generated from our operations will be sufficient to fund planned investments and working capital requirements for at least the next twelve months. However, we could elect, or we could be required, to raise additional funds during that period and we may need to raise additional capital in the future. Additional capital may not be available at all, or may not be available on terms favorable to us. Any additional issuance of equity or equity-linked securities may result in substantial dilution to our stockholders. Management is continually monitoring and reevaluating its level of investment in all of its operations, specifically the investment required in fiscal 2002 to further grow its commercial businesses, and the financing sources available to achieve our goals in each business area.

Long-Term Debt and Other Commitments

    Our contractual cash obligations as of December 31, 2001, including principal maturities of long-term debt and other commitments, were as follows, excluding contingent obligations and interest:

	2002	2003	2004	2005	2006	Thereafter	Total

	(in thousands)
Long-term debt: Senior credit facility	$12,813	$16,562	$20,313	$280,312	$—	$—	$330,000
Other	1,413	948	963	416	540	2,745	7,025
HIGH TIDES (1)	—	—	—	—	—	250,000	250,000

Other commitments: Operating leases	37,296	28,940	21,118	18,163	16,185	39,155	160,857
Capital leases	527	393	249	473	15	1	1,658
Investment in e-tenna	1,914	—	—	—	—	—	1,914
SureBeam license agreement	4,000	—	—	—	—	—	4,000
Total contractual cash obligations	$57,963	$46,843	$42,643	$299,364	$16,740	$291,901	$755,454

(1)  The HIGH TIDES has a remarketing feature beginning approximately five years after the date of issuance, at which time we may elect to refinance or retire the HIGH TIDES. See Note 8 to the accompanying consolidated financial statements.

Critical Accounting Policies

Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Specifically, management must make estimates in the following areas:

    Allowance for doubtful accounts.   We provide a reserve against our receivables for estimated losses that may result from our customers' inability to pay. These reserves are based on potential uncollectible accounts, aged receivables, historical losses, our customers' credit-worthiness, changes in government funding on certain of our contracts and adjustments that may arise from audits by the Defense Contract Audit Agency ("DCAA") of certain of our government contracts. Should a customer's account become past due, we generally will place a hold on the account and discontinue further shipments and/or services provided to that customer, minimizing further risk of loss. The likelihood of a material loss to Titan on an uncollectible account in our commercial business would be principally dependent on a deterioration in economic and/or political conditions in a particular country, such as Benin, Africa, in which our receivables due from the government controlled phone company of Benin may be impacted.

    Our accounts receivable balances include unbilled receivables which are comprised of work-in-process which will be billed in accordance with contract terms and delivery schedules, as well as amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Payments to us for performance on certain of our U.S. Government contracts are subject to audit by the DCAA, and are subject to government funding. We provide a reserve against our receivables for estimated losses that may result from rate negotiations, audit adjustments, and/or government funding availability. To the extent that actual adjustments due to rate negotiations, audit adjustments, or government funding availability differ from our estimates, our provisions for doubtful accounts may be impacted. Due to a high degree of diversification in our government business, where any one contract accounts for no more than 2 percent of Titan Systems' annual revenues, the likelihood of a material loss to Titan on an uncollectible account from this activity is not probable.

    Inventory adjustments.    Inventories are stated at lower of cost or market. We review the components of our inventory on a regular basis for excess, obsolete and impaired inventory based on estimated future usage and sales. The likelihood of any material inventory write-downs is dependent on changes in competitive conditions, new product introductions by us or our competitors, or rapid changes in customer demand.

    Valuation of goodwill, intangible and other long-lived assets.    We use assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, as well as the strategic significance of any identifiable intangible asset in our business objectives. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by the Company. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, utilization of the asset, and a significant change in the economic and/or political conditions in certain countries, particularly Africa, in which we have investments.

    Benefit plans.    We provide for postretirement benefit obligations of operations discontinued in prior years for former employees and for certain current senior executive officers. Accounting and reporting for the pension plans requires the use of assumptions for discount rates, expected mortality rates and estimated growth rates in medical and healthcare costs, all assumptions our actuaries rely upon in preparing their estimates for us. Any materially different valuations for actuarial assumptions that are different from our current expectations could impact our accruals for these postretirement benefit obligations. As the population that participates in these plans is limited, we do not believe changes in valuations would have a material impact on our provisions for these postretirement obligations.

    Valuation of deferred income taxes.   Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in our expected realization of these assets is dependent on future taxable income, our ability to deduct tax loss carryforwards against future taxable income, the effectiveness of our tax planning and strategies among the various tax jurisdictions that we operate in, and any significant changes in the tax treatment received on our business combinations.

    Estimated losses from discontinued operations.   We provided for an accrual for the estimated loss on our discontinued SureBeam business based upon management's estimates of the estimated operating losses to be incurred by SureBeam from the date we adopted our plan to spin off SureBeam on October 16, 2001, through October 16, 2002, as well as estimated spin-off related costs. To the extent that the actual operating losses incurred by SureBeam differ from the estimates we used to calculate our estimated loss on disposal and to the extent that the estimated spin-off costs differ from the actual costs we incur, the loss from discontinued operations may change.

    Revenue recognition.    We recognize a portion of our revenue using the percentage-of-completion method, which includes revenues recognized as units are delivered, in accordance with Statement of Position 81-1. Total estimated costs are based on management's assessment of costs to complete the project based upon evaluation of the level of work achieved and costs expended to date. To the extent that our estimated costs materially change, our revenues recorded under such contracts could materially be affected and could have a material adverse effect on our operations in the future periods. In 2001, approximately 16.0% of Titan Systems' revenues were generated by fixed price contracts, which are generally recognized using the percentage-of-completion method. The remaining 84.0% of Titans Systems' revenues in 2001 were generated by cost plus fixed fee contracts and time and material contracts, for which percentage-of-completion is not used, and revenues are generally recognized as work is performed and billed to the customer.

    Accounting for business combinations.    Since February of 2000, we have acquired two companies (ACS and AverStar), that have been accounted for under the pooling of interests method of accounting. To qualify for the pooling of interests method, criteria relating to the attributes of the combining companies prior to the combination, the manner of combining the companies and the absence of certain planned transactions after the combination must be met. Under the pooling of interests method, the value of the assets and liabilities of the combined companies are carried forward at their recorded amounts and the reported income for all periods prior to the combination are combined and restated as if the combination had occurred at the beginning of the period presented.

    If the criteria for pooling of interests accounting treatment are not met, then the purchase method of accounting would have been applied. Under the purchase method of accounting, all assets and liabilities acquired are recorded at their fair values at the date of the acquisition and results of operations are included in the consolidated financial statements from the date of acquisition. Accounting for these two acquisitions under the purchase method of accounting would have resulted in materially different reported results.

    In relation to our allocation of purchase price to the fair value of assets acquired and contingencies assumed in acquisitions accounted for as purchase transactions, management makes estimates of such amounts as the fair value of assets and contingencies assumed. To the extent that the actual values or contingencies may differ from the estimates used, our allocation of purchase price may differ, which may result in a change to the amount of goodwill and/or purchased intangibles.

    Principles of consolidation. Management evaluates its investment in each joint venture and investment on an individual basis for purposes of determining whether consolidation or the cost or equity method is appropriate, based upon management's evaluation of the level of our ability to retain and exercise control through decision-making ability and exercise significant influence, as well as our equity ownership interest. In the event that our ability to obtain control and exercise significant influence changes materially from management's evaluation in determining whether consolidation should occur, or whether or not the cost or equity method is appropriate, then our operating results could be materially impacted, either positively or negatively.

Risks Relating to Our Business

    Titan is committed to creating, building and launching technology-based commercial businesses primarily from technologies developed for the government. As part of implementing this strategy, Titan has developed the three commercial businesses known as SureBeam, Titan Wireless and Cayenta, and is in the process of developing and commercializing the technology applications and businesses in Titan's Emerging Technologies and Businesses segment. If the market for irradiation technology for non-food applications fails to develop or Titan Wireless or Cayenta fail to develop and grow as Titan anticipates, or Titan Wireless's and/or Cayenta's principal products and services do not gain market acceptance, Titan's revenues will be less than Titan expects and Titan may be unable to recoup the equity investments and intercompany advances Titan has made to develop and grow those businesses. To grow as currently contemplated, Titan may need to derive an increasing portion of its revenues from its commercial businesses, including the businesses in Titan's Emerging Technologies and Businesses segment. If the markets for some or all of the businesses in Titan's Emerging Technologies and Businesses segment fail to develop and grow as expected, or those markets do develop and grow as expected but those businesses' principal products and services do not meet with market acceptance, Titan's future prospects may suffer. If any of Titan's businesses fail to grow as Titan anticipates, it may not be able to monetize these businesses and enable its stockholders to realize value from that process.

    Titan Wireless

     Titan Wireless's principal strategy is to provide communications services and systems to developing countries primarily in Asia, Africa, the Middle East, Central Asia and Latin America. Titan Wireless's future success will depend substantially on the rate and the extent to which the markets for communications services and systems develop in the developing countries that it targets. Titan cannot guarantee that substantial markets for communications services and systems in these developing countries will ever develop, or if those markets do develop, that Titan Wireless will be able to capture a significant portion of those markets. The development of a market for communications services and systems in a particular developing country will depend upon a variety of factors including whether that country has sufficient resources to support such a market and whether the communications services and systems are offered at an affordable cost to their end users so that adequate traffic can be generated. In certain countries, the competition to provide services may become increasingly competitive which could adversely affect revenue growth and margins.

    Cayenta

    Cayenta's market is characterized by fluctuating demand for its products and services based on overall economic conditions and their impact on government and corporate information technology budgets as well as changes in user sentiment toward particular technologies, technology applications and related services. Cayenta's operating results for the year ended December 31, 2001 were adversely affected by a slowdown in corporate spending on commercial information technology services and e-business software applications. Cayenta's market is also intensely competitive. Cayenta's competitors include numerous companies across various segments of the information technology services and software products markets. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to Cayenta's technologies. The costs to develop and to provide information technology services are relatively low. Moreover, barriers to entry, particularly in the areas of information technology consulting and integrating software applications, are low. Therefore, Cayenta will likely continue to face additional competition from new entrants into its market. If overall economic conditions continue to weaken demand for Cayenta's products and services, or if Cayenta is unable to anticipate and respond effectively to changing market conditions or to compete effectively for any reason, its business will suffer.

    Emerging Technologies and Businesses

    The businesses in Titan's Emerging Technologies and Businesses segment face the ongoing challenges of developing technology applications that anticipate and satisfy customer requirements and achieving market acceptance for those technology applications in new and rapidly changing markets. To the extent these businesses fail to effectively meet either of those challenges, Titan's ability to execute its monetizing strategy and provide increased value to Titan's stockholders will be diminished.

Titan has a limited history of commercializing new technologies and Titan's commercial businesses may not remain or ever become successful.

    In 1991, Titan adopted a strategy of seeking to develop commercial businesses using technology developed for government purposes in Titan's government defense business. SureBeam and the Titan Wireless business are a product of this strategy. For the most part, Titan's commercial businesses are in a relatively early stage of development. These technology-based businesses are subject to risks and uncertainties inherent in companies at these early stages of development, including:

•	the risks that their base technology will become obsolete and that they will fail to respond in a timely and cost-effective manner to rapid technological changes;
•	the risks associated with operating in markets that are subject to a high degree of competition;
•	the risk that they will have inadequate management resources to capitalize on market opportunities and execute their strategy;
•	the risk that they will be unable to manage rapid growth effectively;
•	the risk that they will be unable to execute successfully each portion of their business strategy on schedule;
•	the risk that Titan may not identify markets with sufficient opportunities to justify Titan's investments in products and solutions for these markets;
•	the market and operating risks that are unique to each particular business; and
•	the risk that adequate capital may not be available to fund their continued development.

    Titan balances its investment objectives for each of its businesses with Titan's overall profitability objectives. This balancing is a basic part of Titan's approach to creating and building new commercial businesses and creates the possibility that any or all of Titan's businesses may not grow at the pace or to the level that they otherwise might if they were independent companies. These factors, including the risks identified above, could affect Titan's ability to monetize its investments in its businesses or diminish the value that Titan's stockholders ultimately recognize from those investments.

Titan may make equity investments or intercompany advances which Titan could lose or have to write off.

    Titan has historically funded businesses in its Emerging Technologies and Businesses segment, as well as its other other commercial businesses, with equity investments and/or intercompany advances, and expects to continue to do so in the future. From time to time, we also make investments in businesses that are not controlled by Titan to further our strategic objectives. For example, Titan has advanced $107 million to Cayenta and has invested approximately $50 million in Ivoire Telecom and approximately $6.8 million in e-tenna as of December 31, 2001. At the time Titan makes these investments or advances, these businesses are typically at an early stage of development. If these businesses do not become profitable or Titan is unable to monetize its investments in them, Titan could lose all or a portion of its equity in those businesses and be required to write off some or all of any amounts advanced.

    Titan previously funded its publicly traded subsidiary, SureBeam, through a $75 million subordinated promissory note of which Titan exchanged $73 million on February 13, 2002 for equity of SureBeam at an average price of $9.521 per share and $2 million on December 31, 2001 at an average price of $10.505 per share. Titan has agreed to extend a new $50 million senior secured revolving line of credit to SureBeam. Titan is required to obtain the consent of its lenders under its credit facility in order to extend the credit facility to SureBeam. If Titan does lend money to SureBeam, and if SureBeam does not become profitable, Titan may be required to write off some or all of any amounts advanced.

Titan may not be able to effect the tax-free spin-off of its ownership interest in SureBeam in accordance with its announced plan.

    Titan has filed a request for a letter ruling from the Internal Revenue Service to enable Titan to distribute its remaining ownership interest in SureBeam to Titan's stockholders on a tax-free basis as soon as practical following receipt of a favorable letter ruling. Titan also is seeking consent from its lenders under its credit facility in order to effect the spin-off of SureBeam and Titan cannot be certain that its lenders will authorize this spin-off under these circumstances. Titan may not obtain a favorable letter ruling from the Internal Revenue Service. Further, Titan is not obligated to make such a distribution. However, Titan's board of directors has adopted a plan to spin-off SureBeam and, as a result, Titan has discontinued SureBeam for financial reporting purposes.

Titan's commercial businesses' growth may be impaired because of investment or funding choices Titan makes or because Titan is unable to generate sufficient cash flow or to access capital from external sources.

    Titan typically funds its businesses' growth with equity investments, intercompany advances and/or public or private financing. Titan may choose not to fund potential growth opportunities for its businesses with equity investments or intercompany advances based on risk considerations or Titan's balancing of its investment objectives for those businesses with its overall profitability objectives. In addition, Titan may be unable to fund potential growth opportunities for its businesses to the extent that Titan Systems does not generate sufficient cash flow for Titan to do so or Titan does not otherwise have capital on hand and/or cannot access adequate capital. Titan may also be precluded from funding potential growth opportunities for its commercial businesses with public or private financing based on market conditions. To the extent that Titan is unable to, or chooses not to, provide capital to its commercial businesses to fund potential growth opportunities, Titan's commercial businesses' growth could be impaired.

Market conditions and legal and contractual restrictions may impair Titan's ability to monetize its investments in its commercial technology applications and businesses.

    Titan cannot guarantee that it will be able to monetize any of its investments in its commercial technology applications or businesses, whether through an initial public offering of a subsidiary, a complete spin-off to Titan's stockholders, an outright sale of a subsidiary, or a technology license or sale. Market or competitive conditions may be such that Titan is unable to complete initial public offerings of its subsidiaries or spin-offs of its subsidiaries to Titan's stockholders at valuations that Titan considers appropriate, in which case Titan may choose to delay or forego initial public offerings or spin-offs of these subsidiaries. Based on market or competitive conditions, Titan may also be unable to sell or license its commercial technology applications or sell its businesses at valuations or for other consideration Titan considers appropriate, in which case Titan may choose to delay or forego those sales or licenses. To the extent possible, Titan intends to structure any initial public offerings that its subsidiaries conduct in a manner to preserve the ability to later distribute the stock Titan retains in the subsidiaries to its stockholders on a tax-free basis. Under current law, there are a number of tax and other legal requirements that must be satisfied in order to successfully execute this strategy and Titan cannot guarantee that they will be met. Contractual restrictions may also restrict Titan's ability to successfully execute this strategy. With the exception of Cayenta, Titan's credit facility does not permit its subsidiaries to conduct initial public offerings or, with the exception of Cayenta, allow Titan to distribute the stock of its subsidiaries to Titan stockholders without the consent of the lenders. Titan may distribute the stock of Cayenta to Titan stockholders without the consent of the lenders so long as Titan is in compliance with financial ratios specified in, and not otherwise in default under, its credit facility.

Titan depends on government contracts for a substantial majority of its revenues and the loss of government contracts or a decline in funding of existing or future government contracts could adversely affect Titan's revenues and cash flows and Titan's ability to fund its commercial businesses.

    Titan's revenues from U.S. government business represented approximately 76% of Titan's total revenues in 2000, and approximately 80% of Titan's total revenues in 2001. Titan's U.S. government contracts are only funded on an annual basis, and the U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget or decline to exercise option periods, any of which could reduce Titan's revenues and cash flows from U.S. government contracts. Titan's revenues and cash flow from U.S. government contracts could also be reduced by declines in U.S. defense and other federal agency budgets.

    A significant percentage of Titan's products and services are predominantly sold and performed under contracts with various parts of the U.S. Navy or U.S. Air Force or with prime contractors to the U.S. Navy or U.S. Air Force. Although these various parts of the U.S. Navy or U.S. Air Force are subject to common budgetary pressures and other factors, Titan's various U.S. Navy and U.S. Air Force customers exercise independent purchasing decisions. However, because of such concentration of Titan's contracts, Titan is vulnerable to adverse changes in its revenues and cash flows if a significant number of Titan's U.S. Navy or U.S. Air Force contracts and subcontracts are simultaneously delayed or canceled for budgetary or other reasons.

    In addition to contract cancellations and declines in agency budgets, Titan may be adversely affected by:

•	budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy;
•	curtailment of the U.S government's use of technology services and products providers;
•	the adoption of new laws or regulations;
•	technological developments;
•	U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year; and
•	general economic conditions.

    These or other factors could cause U.S. defense and other federal agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions or any of the other actions described above could reduce Titan's revenues and cash flows and impair Titan's ability to make equity investments in or intercompany advances to Titan's commercial subsidiaries as part of Titan's approach to creating and building new businesses.

Government audits of Titan's government contracts could result in a material charge to Titan's earnings and have a negative effect on Titan's cash position.

    Titan's government contracts are subject to cost audits by the government. These audits may occur several years after completion of the audited work. Titan could have a material charge to its earnings or reduction in its cash position as a result of an audit, including an audit of one of the companies Titan has acquired. Some of Titan's acquired companies did not historically impose internal controls as rigorous as those Titan imposes on the government contracts Titan performs, which may increase the likelihood that an audit of their government contracts could cause a charge to Titan's earnings or reduction in Titan's cash position.

Titan's operating margins may decline under its fixed-price contracts if Titan fails to estimate accurately the time and resources necessary to satisfy Titan's obligations.

    Some of Titan's contracts are fixed-price contracts under which Titan bears the risk of any cost overruns. Titan's profits are adversely affected if its costs under these contracts exceed the assumptions Titan used in bidding for the contract. In 2000 and 2001, approximately 30% of Titan's revenues were derived from fixed-price contracts of which 16% of Titan Systems revenues are derived from fixed-price contracts with the remaining 14% related to our commercial businesses. Often, Titan is required to fix the price for a contract before Titan finalizes the project specifications, which increases the risk that Titan will misprice these contracts. The complexity of many of Titan's engagements makes accurately estimating Titan's time and resources more difficult.

If Titan is not able to retain its contracts with the U.S. government and subcontracts under U.S. government prime contracts in the competitive rebidding process, Titan's revenues may suffer.

    Upon expiration of a U.S. government contract or subcontract under a U.S. government prime contract, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. Titan cannot guarantee that Titan, or if we are a subcontractor that the prime contractor, will win any particular bid, or that Titan will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The termination of several of Titan's significant contracts or nonrenewal of several of Titan's significant contracts, the imposition of fines or damages, or Titan's suspension or debarment from bidding on additional contracts could result in significant revenue shortfalls.

Titan may be liable for penalties under a variety of procurement rules and regulations, and changes in government regulations could adversely affect Titan's business.

    Titan's defense and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the following:

•	the U.S. Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;
•	the U.S. Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;
•	the U.S. Cost Accounting Standards, which impose accounting requirements that govern Titan's right to reimbursement under certain cost-based government contracts;
•	laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data; and
•	laws and regulatory requirements relating to satellite communications and other wireless communication systems in the developing countries where Titan Wireless operates.

    These regulations affect how Titan's customers and Titan do business and, in some instances, impose added costs on Titan's businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. With respect to U.S. government contracts, any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government.

Titan's failure to identify, attract and retain qualified technical and management personnel could adversely affect its existing businesses and its ability to build additional commercial businesses.

    Titan cannot guarantee that Titan will be able to attract and retain the highly qualified technical personnel for each of its segments, including engineers, computer programmers and personnel with security clearances required for classified work, that are necessary for maintaining and growing Titan's existing businesses or building additional commercial businesses. Titan's success also depends to a significant extent on the continued contributions of Titan's management personnel for each of its segments. Titan's ability to build additional commercial businesses in its Emerging Technologies and Businesses segment will depend in part on Titan's ability to attract management personnel from outside Titan with relevant market expertise and management skills, and on Titan's ability to retain and motivate these managers.

Titan competes in highly competitive markets against many companies that are larger, better financed and better known than Titan. If Titan is unable to compete effectively, Titan's business and prospects will be adversely affected.

    Titan's businesses operate in highly competitive markets. Many of its competitors are larger, better financed and better known companies who may compete more effectively than Titan can. Titan's commercial businesses compete against other technologies as well as against companies with similar products and services. In order to remain competitive, Titan must invest to keep its products technically advanced and compete on price and on value added to Titan's customers. Titan's ability to compete may be adversely affected by limits on Titan's capital resources and Titan's ability to invest in maintaining and expanding its market share.

Titan has completed numerous strategic acquisitions and may complete others, which could increase Titan's costs or liabilities or be disruptive.

    Since January 1, 1998, Titan has acquired 17 government information technology businesses, including the recently completed acquisition of Jaycor, Inc., and has entered into a merger agreement to acquire Science and Engineering Associates as part of Titan's strategy of consolidating government information technology businesses. In addition, since January 1, 1999, Titan has acquired five information technology services and solutions companies as part of Cayenta's development of its total services provider offering, and Titan has made investments in a wireless telecommunications company, Ivoire Telecom, and acquired an international voice, data, and internet services provider, and just complete the acquisition GlobalNet, as part of Titan Wireless's business. Several of the businesses that Titan acquired had themselves acquired other businesses prior to their acquisition by Titan. Titan may not be able to complete its proposed acquisition of Science and Engineering Associates or to integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. The acquisition and integration of new businesses involves risk. The integration of acquired businesses may be costly and may result in a decrease in the value of Titan's common stock for the following reasons, among others:

•	Titan may need to divert more management resources to integration than Titan planned, which may adversely affect Titan's ability to pursue other more profitable activities;
•	the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

•	Titan may not eliminate as many redundant costs as Titan anticipated in selecting its acquisition candidates; and
•	one or more of Titan's acquisition candidates also may have liabilities or adverse operating issues that Titan failed to discover through its diligence prior to the acquisition.

    Titan intends to continue to look for additional strategic acquisitions. Instability in the U.S. securities markets and volatility in Titan's common stock price may make acquisitions with Titan's common stock more expensive.

Titan may incur significant costs in protecting Titan's intellectual property which could adversely affect Titan's profit margins. Titan's inability to protect its patents and proprietary rights in the U.S. and foreign countries could adversely affect Titan's businesses' prospects and competitive positions.

    As part of Titan's strategy, Titan seeks to protect its proprietary technology and inventions through patents and other proprietary-right protection in the U.S. and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S. If Titan is unable to obtain or maintain these protections, Titan may not be able to prevent third parties from using its proprietary rights. In addition, Titan may incur significant expense both in protecting its intellectual property and in defending or assessing claims with respect to intellectual property owned by others.

    Titan assesses the strength of its patent and intellectual property protection for its technologies and products. Despite Titan's assessments and Titan's belief in the strength of its patent protection for particular technologies or products, Titan's patents may not provide effective barriers to entry against competitors in the markets targeted by particular technologies and products because Titan's competitors may develop competing technologies and products that do not infringe upon Titan's patents. Titan also could choose to modify or abandon one or more planned or current products because of these assessments or actual or threatened claims by other companies. Titan is not certain that its pending patent applications will be issued.

    Titan also relies on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Titan has taken measures to protect its trade secrets and know-how, including the use of confidentiality agreements with Titan's employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be sufficient to compensate Titan for damages incurred. Titan generally controls and limits access to, and the distribution of, its product documentation and other proprietary information. Titan also cannot guarantee that other parties will not independently develop Titan's know-how or otherwise obtain access to Titan's technology.

Risks of Titan's international operations, including economic conditions in other countries, could adversely affect the prospects of its Titan Wireless, SureBeam and Cayenta businesses.

    Titan's Cayenta, SureBeam and Titan Wireless businesses each operate in international markets. Through Titan's subsidiary, Titan Wireless, Titan sells communications services and systems primarily in developing countries. Although Titan currently sells its communications services and systems primarily in U.S. dollars, currency devaluations and adverse market conditions in developing countries in the past have and in the future could negatively affect demand for Titan's communications services and systems and, consequently, Titan's revenues for this segment. In addition, Titan may in the future bill for its communications services in local currency. As a result, revenues in this segment may be adversely affected by economic conditions in developing countries. Titan's businesses that operate in international markets also face the possibility of becoming subject to added costs as part of maintaining compliance with varied foreign regulatory requirements. Titan does not believe that the international operations of its existing businesses currently subject it to material risks from fluctuations in currency exchange rates. However, as Titan increases the international operations of its businesses, Titan's risks from fluctuations in currency exchange rates, to the extent Titan bills for its products in foreign currencies, will increase.

    Selling products or services in international markets also entails other market, economic, cultural, legal and political risks, conditions and expenses. These risks include:

•	trade protective measures and import or export licensing requirements or other restrictive actions by foreign governments;
•	reduced protection of intellectual property rights;
•	political and economic instability;
•	difficulties in collecting amounts owed to Titan;
•	difficulties in managing overseas employees and contractors; and
•	changes in applicable laws and regulations, including licensing laws, tax laws and regulations.

    Any one of these factors or other international business risks could adversely affect Titan's financial performance.

The covenants in Titan's credit facility restrict Titan's financial and operational flexibility and Titan's failure to comply with them could have a material adverse effect on Titan's business.

    Titan's credit facility contains covenants that restrict, among other things, Titan's ability to borrow money, make particular types of investments, including investments in Titan's subsidiaries, or other restricted payments, swap or sell assets, merge or consolidate, or make acquisitions. An event of default under Titan's credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. Titan has pledged substantially all of its consolidated assets and the stock of Titan's subsidiaries to secure the debt under Titan's credit facility, excluding Titan's foreign subsidiaries. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against those consolidated assets and the stock of Titan's subsidiaries. Any event of default, therefore, could have a material adverse effect on Titan's business. Titan's credit facility also requires Titan to maintain specified financial ratios. Titan's ability to meet these financial ratios can be affected by events beyond Titan's control, and Titan cannot assure you that Titan will meet those ratios. Titan also may incur future debt obligations that might subject Titan to restrictive covenants that could affect Titan's financial and operational flexibility or subject Titan to other events of default. Any such restrictive covenants in any future debt obligations Titan incurs could limit Titan's ability to fund its commercial businesses with equity investments or intercompany advances, which would impede Titan's ability to execute its approach to creating and building new businesses.

Titan's operating results may be adversely affected by disruptions in its supply of products and components or services.

    Because Titan's internal manufacturing capacity is limited, Titan uses contract manufacturers. While Titan uses care in selecting its manufacturers, this arrangement gives Titan less control over the reliability of supply, quality and price of products or components than if Titan manufactured them itself. In some cases, Titan obtains products from a sole supplier or a limited group of suppliers. For example, Titan relies upon SureBeam as an exclusive supplier of linear accelerators and SureBeam, in turn, relies on one supplier for some of the key components used to manufacture SureBeam's linear accelerators. Consequently, Titan risks disruptions in its supply of key products and components if Titan's suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors. Any material supply disruptions could adversely affect Titan's business, financial condition and results of operations as well as Titan's ongoing product cost structure.

Titan's business is subject to significant environmental regulation. Compliance costs, or any future violations or liability under environmental laws, could harm Titan's business.

    Titan is subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. Titan cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, Titan could be held liable for any damages that result. From time to time, Titan has been notified of violations of government and environmental regulations. Titan attempts to correct these violations promptly without any material impact on Titan's operations. In addition, Titan may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on Titan's business.

Titan's results of operations have historically fluctuated and may continue to fluctuate significantly in the future, which could adversely affect the market price of its common stock.

    Titan's revenues are affected by factors such as the unpredictability of sales and contracts awards due to the long procurement process for most of its products and services, defense and intelligence budgets, the time it takes for the new markets Titan targets to develop and for Titan to develop and provide products and services for those markets, competition and general economic conditions. Titan's product mix and unit volume, its ability to keep expenses within budgets, its distribution channels and its pricing affect its gross margins. These factors and other risk factors described herein may adversely affect Titan's results of operations within a period and cause Titan's financial results to fluctuate significantly on a quarterly or annual basis. Consequently, Titan does not believe that comparison of its results of operations from period to period is necessarily meaningful or predictive of its likely future results of operations. It is possible that in some future quarter or quarters Titan's operating results will be below the expectations of public market analysts or investors. If so, the market price of Titan's common stock may decline significantly.

Forward Looking Information: Certain Cautionary Statements: "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

    Statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward looking statements include our expectations regarding our continuing investments in commercial businesses and start-up ventures, our planned financing of these ventures and the sufficiency of our available liquidity to fund investments and working capital, the Company's belief that its technology-based businesses will continue to grow or result in profitability, that it has built a financially sound company, that it is uniquely positioned to grow its core operations or take advantage of new opportunities, that it will continue to focus on strengthening and growing its businesses, building its patent portfolio and commercializing new innovative technologies, that it expects a greater percentage of revenues in Titan Wireless to be derived from the provision of services, that the remaining $3.75 million due to Sakon under our agreement to aquire an additional 30% interest will be satisfied by issuance of Titan stock, that it will be able to spin off SureBeam to Titan sharesholders, that Cayenta will continue to reduce its SG&A expenditures, that service revenue levels for the system in Benin will reach certain levels in 2002, and that Titan Systems will continue to provide the largest percentage of our consolidated revenues. Actual results may differ materially from those stated or implied in the forward looking statements. Further, certain forward looking statements are based upon assumptions of future events which may not prove to be accurate and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward looking statements. These risks and uncertainties include the risks associated with the Company's entry into new commercial businesses and new markets that require the Company to develop demand for its product, its ability to execute its spin off strategy, dependence on continued funding of U.S. Department of Defense and Federal civilian agency programs, contract termination risks, risks associated with acquiring other companies, including integration risks, and risk of doing business in developing countries and international markets including foreign currency risks.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

    The principal objectives of our asset/liability management activities are to minimize debt and maximize net investment income, while maintaining acceptable levels of interest rate risk and facilitating our funding needs. Our net investment income and interest expense are subject to the risk of interest rate fluctuations. To mitigate the impact of fluctuations in interest rates, we manage the structure of the maturity of debt and investments. As of December 31, 2001, we did not hold any material amounts of marketable securities. The amount of marketable securities we hold fluctuates based upon our cash needs, including the use of our available cash resources to fund acquisitions. As a policy matter, we invest cash in excess of our cash needs for limited periods in cash equivalents and available-for-sale investments.

    The following table provides information about our financial instruments that are sensitive to changes in interest rates as of December 31, 2001. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For terms relating to our long-term debt, see Note 8 of the notes to the accompanying consolidated financial statements.

	2002	2003	2004	2005	2006	Beyond	Total	Fair Value

	(in thousands, except percentages)
Assets: None Liabilities: Long-term debt including debt due within one year:
Fixed rate	$1,413	$948	$963	$416	$540	$2,745	$7,025	$7,025
Average interest rate	7.56%	8.33%	8.32%	8.06%	8.58%	6.97%	7.65%	7.65%
Variable rate (1)	$12,813	$16,562	$20,313	$24,062	$182,500	$73,750	$330,000	$330,000
Average interest rate	6.55%	7.28%	7.28%	7.28%	7.28%	7.28%	7.25%	7.25%
HIGH TIDES (2)	$—	$—	$—	$—	$—	$250,000	$250,000	$250,000
Fixed Rate rate	—%	—%	—%	—%	—%	5.75%	5.75%	5.75%

(1)  Maturities assume extension of the revolving portion of the Company's senior credit agreement to the end of the term loan maturities. See Note 8 in the notes to the accompanying consolidated financial statements.

(2)  The HIGH TIDES has a remarketing feature beginning approximately five years after the date of issuance, at which time we may elect to refinance or retire the HIGH TIDES. See Note 8 to the accompanying consolidated financial statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Titan Corporation:

    We have audited the accompanying consolidated balance sheets of The Titan Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Titan Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements and financial statement schedules is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

San Diego, California
February 11, 2002 (except with respect to the matters discussed in Note 2, as to which the date is February 28, 2002 and
      with respect to the matters discussed in
      Note 15, as to which the date is March 21, 2002)

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended December 31,
	2001	2000	1999
Revenues	$1,132,052	$1,008,003	$805,392

Costs and expenses:
Cost of revenues	844,859	742,294	608,736
Selling, general and administrative expense	223,805	202,118	130,985
Research and development expense	13,039	11,762	6,690
Acquisition and integration related charges and other	36,768	39,358	(28,686)

Total costs and expenses	1,118,471	995,532	717,725

Operating profit	13,581	12,471	87,667
Interest expense	(36,750)	(35,981)	(18,698)
Interest income	1,798	3,582	1,342

Income (loss) from continuing operations before income taxes, minority interests and extraordinary loss	(21,371)	(19,928)	70,311
Income tax provision (benefit)	(347)	(3,712)	26,778

Income (loss) from continuing operations before minority interests and extraordinary loss	(21,024)	(16,216)	43,533
Minority interests	6,826	4,127	—

Income (loss) from continuing operations before extraordinary loss	(14,198)	(12,089)	43,533
Loss from discontinued operations, net of tax benefit of $6,438, $761 and $2,509	(84,416)	(1,895)	(5,776)

Income (loss) before extraordinary loss	(98,614)	(13,984)	37,757
Extraordinary loss from early extinguishments of debt, net of tax benefit of $1,541	—	(4,744)	—

Net income (loss)	(98,614)	(18,728)	37,757
Dividend requirements on preferred stock	(690)	(692)	(695)

Net income (loss) applicable to common stock	$(99,304)	$(19,420)	$37,062

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.32)	$(0.30)	$0.91
Loss from discontinued operations, net of taxes	(1.44)	(0.04)	(0.12)
Extraordinary loss from early extinguishments of debt, net of taxes	—	(0.09)	—

Net income (loss)	$(1.76)	$(0.43)	$0.79

Weighted average shares	58,793	52,717	47,094

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.32)	$(0.30)	$0.81
Loss from discontinued operations, net of taxes	(1.44)	(0.05)	(0.11)
Extraordinary loss from early extinguishments of debt, net of taxes	—	(0.09)	—

Net income (loss)	$(1.76)	$(0.44)	$0.70

Weighted average shares	58,793	52,717	54,136

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of December 31,
	2001	2000
Assets
Current Assets:
Cash and cash equivalents	$28,957	$27,291
Accounts receivable — net	430,898	329,152
Inventories	29,131	19,720
Prepaid expenses and other	28,470	30,855
Deferred income taxes	57,983	27,951
Net assets of discontinued operations	12,891	20,263

Total current assets	588,330	455,232

Property and equipment — net	101,053	78,715
Goodwill — net of accumulated amortization of $75,829 and $44,651	485,161	344,304
Other assets — net	125,787	47,164
Net long-term assets of discontinued operations	58,367	25,692

Total assets	$1,358,698	$951,107

Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of amounts outstanding under line of credit	$12,813	$2,500
Accounts payable	92,290	71,098
Acquisition debt	2,000	4,200
Current portion of long-term debt	1,413	991
Accrued compensation and benefits	70,659	44,866
Other accrued liabilities	81,305	63,801
Income taxes payable	1,185	—

Total current liabilities	261,665	187,456

Long-term portion of amounts outstanding under line of credit	317,187	260,625

Other long-term debt	5,612	38,265

Other non-current liabilities	43,061	36,078

Commitments and contingencies
Company obligated mandatory redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated convertible debentures of Titan	250,000	250,000

Minority interests	23	11,267

Stockholders' Equity:
Preferred stock: $1 par value, authorized 5,000,000 shares:
Cumulative convertible, $13,800 liquidation preference:
689,678 and 689,978 shares issued and outstanding	690	690
Series A junior participating: designated 1,000,000 authorized shares: None issued	—	—
Common stock: $.01 par value, authorized 200,000,000 shares, issued and outstanding: 70,128,582 and 54,068,167 shares	701	541
Capital in excess of par value	571,912	191,358
Deferred compensation	(34,055)	(13,882)
Retained earnings (deficit)	(57,239)	(9,960)
Accumulated other comprehensive income	128	108
Treasury stock (372,050 and 787,885 shares), at cost	(987)	(1,439)

Total stockholders' equity	481,150	167,416

Total liabilities and stockholders' equity	$1,358,698	$951,107

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	For the Years Ended December 31,
	2001	2000	1999
Cash Flows From Operating Activities:
Income (loss) from continuing operations	$(14,198)	$(12,089)	$43,533
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) continuing operations, net of effects of businesses acquired:
Depreciation and amortization	43,091	41,165	20,209
Write-offs due to asset impairments	18,578	—	—
Deferred income taxes and other	(1,603)	(9,826)	7,247
Write-off of capitalized software development costs	—	—	3,893
Minority interests	(6,826)	(4,127)	—
Poolings of interests	—	1,352	—
Deferred compensation charges	4,282	5,538	103
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(69,687)	(41,741)	(51,587)
Inventories	(6,299)	(5,629)	(4,644)
Prepaid expenses and other assets	6,734	(16,126)	(10,360)
Accounts payable	7,018	11,981	2,006
Income taxes payable/refundable	410	(11,256)	10,069
Accrued compensation and benefits	5,882	1,156	2,001
Other liabilities	(11,317)	(10,510)	950

Net cash provided by (used for) continuing operations	(23,935)	(50,112)	23,420

Loss from discontinued operations	(84,416)	(1,895)	(5,776)
Deferred compensation charge attributable to discontinued operations	54,270	649	—
Issuance of stock in subsidiary	61,327	—	—
Minority interest attributable to discontinued operations	(10,165)	—	—
Changes in net assets and liabilities of discontinued operations	(25,303)	(44,678)	(5,821)

Net cash used for discontinued operations	(4,287)	(45,924)	(11,597)

Net cash provided by (used for) operating activities	(28,222)	(96,036)	11,823

Cash Flows From Investing Activities:
Capital expenditures	(24,781)	(44,169)	(13,637)
Payments for purchases of businesses, net of cash acquired	(90,357)	(117,712)	(110,218)
Capitalized software development costs	(9,184)	(3,309)	(707)
Proceeds from sales of investments	3,217	—	—
Other investments	(24,105)	(10,752)	(5,400)
Other	835	804	1,440

Net cash used for investing activities	(144,375)	(175,138)	(128,522)

Cash Flows From Financing Activities:
Issuance of redeemable covertible preferred securities	—	250,000	—
Additions to debt	66,875	154,085	158,561
Retirements of debt	(38,296)	(109,562)	(40,934)
Issuance of stock by subsidiary	42	6,373	—
Deferred debt issuance costs	(1,600)	(19,614)	(3,494)
Proceeds from stock issuances	147,579	5,413	3,942
Dividends paid	(690)	(692)	(695)
Purchase of stock	—	(173)	(487)
Other	333	(975)	(560)

Net cash provided by financing activities	174,243	284,855	116,333

Effect of exchange rate changes on cash	20	141	(33)

Net increase (decrease) in cash and cash equivalents	1,666	13,822	(399)
Cash and cash equivalents at beginning of year	27,291	13,469	13,868

Cash and cash equivalents at end of year	$28,957	$27,291	$13,469

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(In thousands of dollars, except per share data)

	Cumulative Convertible Preferred Stock	Common Stock	Capital In Excess of Par Value	Deferred Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Treasury Stock	Total

Balances at December 31, 1998	$695	$435	$131,674	$—	$(31,785)	$—	$(2,579)	$98,440
Conversion of subordinated debt		79	26,191					26,270
Exercise of stock options and other		11	3,940				(57)	3,894
Shares contributed to employee benefit plans			(364)					(364)
Deferred compensation, related to the issuance of stock options			841	(738)				103
Purchase of stock			(487)					(487)
Income tax benefit from employee stock transactions			892					892
Distribution to shareholders of net liablity of discontinued operations			565					565
Dividends on preferred stock — Cumulative Convertible, $1.00 per share					(695)			(695)
Foreign currency translation adjustment					6	(33)		(27)
Net income					37,757			37,757

Balances at December 31, 1999	695	525	163,252	(738)	5,283	(33)	(2,636)	166,348
Pooling adjustments					1,352			1,352
Exercise of stock options and other		16	3,577					3,593
Proceeds from stock issuances			1,820					1,820
Issuance of stock for equity interest			900					900
Deferred compensation, related to the issuance of stock options			19,331	(19,331)				—
Amortization of deferred compensation				6,187				6,187
Purchase of treasury stock			(173)					(173)
Shares contributed to employee benefit plans			1,167				1,197	2,364
Foreign currency translation adjustment						141		141
Conversion of preferred stock	(5)		5					—
Income tax benefit from employee stock transactions			1,479					1,479
Gain related to issuance of stock in subsidiary					2,825			2,825
Dividends on preferred stock — Cumulative Convertible, $1.00 per share					(692)			(692)
Net loss					(18,728)			(18,728)

Balances at December 31, 2000	690	541	191,358	(13,882)	(9,960)	108	(1,439)	167,416
Proceeds from issuance of stock		80	136,102					136,182
Issuance of stock for acquisitions		40	144,724					144,764
Exercise of stock options and other		40	11,749				(392)	11,397
Deferred compensation, related to the issuance of stock options			78,725	(78,725)				—
Amortization of deferred compensation				58,552				58,552
Foreign currency translation adjustment						20		20
Income tax benefit from employee stock transactions			5,157					5,157
Gain related to issuance of stock in subsidiary					52,025			52,025
Shares contributed to employee benefit plans			4,097				844	4,941
Dividends on preferred stock — Cumulative Convertible, $1.00 per share					(690)			(690)
Net loss					(98,614)			(98,614)

Balances at December 31, 2001	$690	$701	$571,912	$(34,055)	$(57,239)	$128	$(987)	$481,150

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Note 1. Summary of Significant Accounting Policies

    Nature of Operations.  The Titan Corporation (the "Company" or "Titan") is a diversified technology company whose business is to create, build and launch technology-based businesses from technologies developed for the government. The Company groups its businesses into five business segments — Titan Systems, Titan Wireless, Software Systems, Emerging Technologies and Businesses and the SureBeam business, which was discontinued on October 16, 2001. Titan Systems, the Company's core government business, provides information technology and communications solutions, services and products for defense, intelligence, and other U.S. and allied government agencies. Titan Wireless provides satellite-based and wireless-based communication services and systems which provide cost-effective voice, data and Internet services in developing countries. Software Systems is a total services provider ("TSP") of information technology services and software product applications for its customers' business and governmental functions, including retailing, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance primarily in four vertical markets:  utility/municipality, manufacturing and logistics, retail and transportation. SureBeam provides electronic food irradiation systems and services for the food industry. The Emerging Technologies and Businesses segment develops commercial applications and businesses from technologies created for the government by the Company.

    On March 16, 2001, SureBeam Corporation, Titan's subsidiary that provides electronic food irradiation systems and services, completed an initial public offering ("IPO") of 6,700,000 shares of Class A common stock at a price of $10 per share. On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within the next 12 months from that date. The plan involves filing a letter ruling request with the Internal Revenue Service ("IRS") seeking approval of the tax-free distribution. Titan filed the letter ruling request and intends to execute the spin off as soon as practical following the receipt of a favorable ruling and all required third party consents. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan have been restated to reflect SureBeam as a discontinued business.

    The Company is involved in a number of commercial businesses that operate in new markets, including the provision of communication services in developing countries in the Titan Wireless segment and the electronic food irradiation business of SureBeam.

    Principles of Consolidation.  The consolidated financial statements include the accounts of Titan and its subsidiaries. All significant intercompany transactions and balances have been eliminated. From time to time, the Company makes investments in joint ventures which may involve international locations and operations. Management evaluates its investment in each joint venture on an individual basis for purposes of determining whether or not consolidation is appropriate. Investments in such ventures are generally consolidated in instances where the Company retains control through decision-making ability and generally a greater than 50% ownership interest. In the absence of such factors, the Company generally accounts for these investments under the cost or equity method, depending upon management's evaluation of the Company's ability to exercise and retain control.

    On February 25, 2000, the Company consummated a merger with Advanced Communication Systems, Inc. ("ACS") in a stock-for-stock, pooling of interests transaction (see Note 2). On June 26, 2000, the Company consummated a merger with AverStar, Inc. ("AverStar") in a stock-for-stock, pooling of interests transaction (see Note 2). The accompanying consolidated financial statements have been restated to reflect these acquisitions for all periods presented.

    Minority Interest in Subsidiaries.  Minority interest in subsidiaries consists primarily of equity securities issued in 2000 by the Company's subsidiary, Cayenta, Inc., which is the ongoing operations of the Software Systems business, and equity securities issued in 2000 and 2001 by the Company's SureBeam subsidiary. The Company owned substantially all of the voting equity of Cayenta and SureBeam both before and after the transactions. The Company records minority interest to reflect the portion of the earnings or losses of majority-owned operations which are applicable to the minority interest partners. The minority interest percentages of Cayenta and SureBeam are approximately 24.3% and 19.9%, respectively, as of December 31, 2001. The minority interest portion of SureBeam's losses is reflected in the loss from discontinued operations.

    Foreign Currency Translation.  The financial statements of certain of the Company's foreign subsidiaries are measured using the local functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in consolidated net income.

    Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Revenue Recognition.  A majority of the Company's revenue, both government and commercial, is derived from products manufactured and services performed under cost-reimbursement, time-and-materials, and fixed-price contracts wherein revenues are generally recognized as services are performed, using the percentage-of-completion method, which includes revenues recognized as units are delivered. Total estimated costs are based on management's assessment of costs to complete the project based upon evaluation of the level of work achieved and costs expended to date. Estimated contract losses are fully charged to operations when identified.

    The Company's Software Systems segment also generates revenues from licensing the rights to use its software products primarily to end users. This segment further generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met:  a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence.

    As most of the Company's revenue recognition practices are in accordance with AICPA Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts ("SOP 81-1") and Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), the adoption of Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" in 2000 had no material impact on the Company's financial statements.

    Deferred Revenues.  Included in other accrued liabilities are deferred revenues which consist principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service. Revenue from these contracts is recognized ratably over the contract period.

    Cash Equivalents.  All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents.

    Unbilled Accounts Receivable.  Unbilled accounts receivable are included in accounts receivable and include work-in-process which will be billed in accordance with contract terms and delivery schedules, as well as amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled accounts receivable are expected to be collected within one year. Payments to the Company for performance on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency. Revenues have been recorded at amounts expected to be realized upon final settlement.

    Concentration of Risk.  As the Company expands its business into international markets and developing countries, certain accounts receivable may be exposed to credit risk due to political and/or economic instability in these areas. To mitigate credit risk in foreign countries, the Company generally denominates its foreign contracts in U.S. dollars and requires payment primarily in the form of stand-by letters of credit, advance deposits, or wire transfer, prior to shipment. In addition, management believes that the appropriate insurance policies are in place to cover risk related to loss of equipment in certain foreign countries.

    A majority of the Company's total revenues are from U.S. government contracts. Any cancellations or modifications of our significant contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could adversely affect the Company's financial condition and results of operations in the short- and long-term. A significant and continuing decline in U.S. defense and other federal agency budgets also may negatively impact our business. Although we bid for and are awarded long-term U.S. government contracts and subcontracts, the U.S. government only funds these contracts on an annual basis, and many of the Company's contracts and subcontracts include option years. The U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget, and generally has the right not to exercise option periods. The U.S. Congress may decline to appropriate funds needed to complete the contracts awarded to us or the prime contractor. On our subcontracts, we generally do not control the prime contractor's allocation of resources. We also depend upon the prime contractor to perform its obligations on the primary government contract. In addition to contract cancellations and declines in agency budgets, the Company's financial condition and results of operations may be adversely affected by:

•	budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy or available funding;
•	curtailment of the U.S. government's use of technology services providers;
•	the adoption of new laws or regulations;
•	U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year;
•	competition and consolidation in our business areas; and
•	general economic conditions.

    These or other factors could cause government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions could have a material adverse effect on our business, financial condition and results of operations.

    Inventories.  Inventories include the cost of material, labor and overhead, and are stated at the lower of cost, determined on the first-in, first-out (FIFO) and weighted average methods, or market. The Company periodically evaluates its on-hand stock and makes appropriate disposition of any stock deemed excess or obsolete.

    Property and Equipment.  Property and equipment are stated at cost. Depreciation is provided using the straight-line method, with estimated useful lives of 5 to 40 years for buildings, 2 to 40 years for leasehold improvements and 3 to 10 years for machinery and equipment and furniture and fixtures. Certain machinery and equipment in the Company's medical sterilization and food irradiation businesses is depreciated based on units of production.

    Goodwill and Other Acquired Intangibles.  The excess of the cost over the fair value of net assets of purchased businesses ("goodwill" and/or "acquired intangibles") has been amortized on a straight-line basis over varying lives ranging from 1 to 40 years. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its goodwill and acquired intangibles. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

    Impairment of Long-Lived Assets.  Periodically, the Company reviews for possible impairments its long-lived assets and certain identifiable intangibles to be held and used. Included in the Company's reviews of long-lived assets are the Company's investments in emerging businesses, which are subject to risks associated with developing and commercializing businesses, which include technology development, product and/or service marketability, and adequate capital funding. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly. In evaluating whether an asset impairment exists, the Company compares the carrying value of the asset to the estimated undiscounted cash flows. If an impairment is deemed to exist, the asset's carrying value is adjusted to the present value of its estimated future cash flows.

    Stock-Based Compensation.  The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company will continue to account for its stock-based compensation plans under the provisions of APB No. 25.

    Income Taxes.  The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

    Capitalized Software.  The Company capitalizes certain software costs, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," after technological feasibility has been established. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. As of December 31, 2001, capitalized software, net of accumulated amortization was approximately $10.0 million.

    Per Share Information.  The Company computes earnings per share based on the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128").

    The following data summarize information relating to the per share computations for continuing operations before extraordinary loss:

	For the Year Ended December 31, 2001
	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Loss from continuing operations	$(14,198)
Less preferred stock dividends	(690)
Effect of minority interests	(4,083)

Basic EPS:
Loss from continuing operations available to common stockholders	$(18,971)	58,793	$(.32)

Diluted EPS:	same as basic

	For the Year Ended December 31, 2000
	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Loss from continuing operations	$(12,089)
Less preferred stock dividends	(692)
Effect of minority interests	(3,294)

Basic EPS:
Loss from continuing operations available to common stockholders	$(16,075)	52,717	$(.30)

Diluted EPS:	same as basic

	For the Year Ended December 31, 1999
	Income (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Income from continuing operations	$43,533
Less preferred stock dividends	(695)

Basic EPS:
Income from continuing operations available to common stockholders	42,838	47,094	$.91
Effect of dilutive securities:
Stock options	—	2,650	(.05)
Debentures	769	4,392	(.05)

Diluted EPS:
Income from continuing operations available to common stockholders plus assumed conversions	$43,607	54,136	$.81

    In the years ended December 31, 2001 and 2000, respectively, options to purchase approximately 2,074,600 and 3,260,000 shares of common stock at exercise prices ranging from $1.12 to $20.04 and $.40 to $29.00 per share were not included in the computation of diluted EPS, as the effect would have been anti-dilutive due to the loss from continuing operations before extraordinary item. In the years ended December 31, 2001 and 2000, respectively, options to purchase approximately 1,206,800 and 170,900 shares of common stock at exercise prices ranging from $20.70 to $47.50 and $32.00 to $47.50 per share were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. In 1999, options to purchase approximately 85,000 shares of common stock were not included in the computation of diluted EPS, because the options' exercise price was greater than the average market price of the common shares.

    In 2001, approximately 459,900 shares, and in 2000 and 1999, approximately 461,200 shares of common stock that could result from the conversion of cumulative convertible preferred stock and 5,038,000 shares that could result from the conversion of the remarketable term income deferrable equity securities (HIGH TIDES) in 2001 and 2000, were not included in the computation of diluted EPS, as the effect would have been anti-dilutive on the results of continuing operations. The effect of minority interests outstanding in 1999 did not affect the above computation.

    Comprehensive Income.  The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

    During the years ended December 31, 2001, 2000 and 1999, the Company's only element of other comprehensive income resulted from foreign currency translation adjustments in 2001, which are reflected in the consolidated statements of changes in stockholders' equity as foreign currency translation adjustments within accumulated other comprehensive income.

    Business Segments.  The Company reports its business segment information in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). In the fourth quarter of 2000, the Company formed a new business unit, Titan Scan Technologies within its Emerging Technologies and Businesses segment. The new business unit encompasses all of Titan's medical product sterilization operations, which were previously a part of SureBeam. This realignment conforms to the provisions of SFAS 131. As a result, all prior period data have been restated to reflect this change in Titan's segment reporting.

    Gain on Issuance of Stock in Subsidiary.  In 2000, the Company became subject to the provisions of SEC Staff Accounting Bulletin No. 51 ("SAB 51") to reflect the issuance of approximately 5% of Cayenta Class A Common Stock in connection with an acquisition. In accordance with the provisions of SAB 51, the transaction is reflected as an equity transaction, and the net effect of the transaction is reflected in the accompanying Consolidated Statement of Stockholders' Equity as "Gain related to issuance of stock in subsidiary." In 2001, as a result of the SureBeam initial public offering and in accordance with SAB 51, Titan has recorded a gain of $52.0 million related to its equity interest in SureBeam reflected in the accompanying Consolidated Statement of Stockholders' Equity as "Gain related to issuance of stock in subsidiary".

    New Accounting Standards.   In June 2001, the Financial Accounting Standards Board ("FASB") issued two new pronouncements: Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and that the use of the pooling-of-interests method is no longer permitted. SFAS No. 142 requires that upon adoption, amortization of goodwill will cease and instead, the carrying value of goodwill will be evaluated for impairment at least annually using a fair value test. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed at least annually for impairment using a method appropriate to the nature of the intangible asset. The Company implemented the business acquisition components of SFAS No.141 on July 1, 2001 and will implement SFAS No. 142 at the beginning of its next fiscal year, January 1, 2002. In February 2002, the Company obtained appraisals of the purchase price allocations of the Datron Systems, Inc. ("Datron") and BTG, Inc. ("BTG") acquisitions from independent valuation specialists. The accompanying balance sheet reflects the allocation between goodwill and other intangible assets, as determined by the independent valuation. The amortization expense related to the intangible assets will commence in the first quarter of 2002, on a prospective basis. The Company is evaluating the impact that the adoption SFAS No. 142 may have and has not yet determined the full effect that the adoption will have on its consolidated financial position or results of operations. Goodwill amortization for the years ended December 31, 2001, 2000 and 1999 was $26.6 million, $27.5 million and $8.6 million, respectively. Commencing January 1, 2002, goodwill will no longer be amortized.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of SFAS No. 144 to have a material impact on its consolidated financial position or results of operations. As discussed above, the Company has reported the discontinuance of its SureBeam segment under the provisions of APB Opinion No. 30.

    Also in August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to (a) all entities and (b) legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of long-lived assets, except for certain obligations of lessees. This statement amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe that the adoption of this statement will have a material impact on the Company's consolidated financial position or results of operations.

Note 2. Acquisitions and Investments

    On November 27, 2001, the Company completed its acquisition of BTG, Inc. ("BTG"), a provider of information technology solutions and services primarily to the U.S. military and other government agencies, for $13.35 per BTG share. Titan issued approximately 4,024,100 shares of its common stock and cash of $23.4 million for all the outstanding shares of BTG common stock and assumed BTG stock options representing approximately 734,200 shares of Titan common stock, based on an exchange ratio of approximately 0.5380 shares of Titan stock for each share of BTG common stock. Titan also paid off $37.1 million of BTG's outstanding debt as of the closing date. The transaction was accounted for as a purchase. In connection with the determination of the fair value of assets acquired and pursuant to the provisions of SFAS No. 141, the Company has valued contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts which amounted to $9.2 million. This adjustment has been reflected in the consolidated balance sheet as an increase to goodwill and a corresponding offset to unbilled receivables. The Company recognized approximately $0.5 million in the year ended December 31, 2001, as a reduction of costs, with the remaining $8.7 million to be recorded as a reduction of costs in future periods as work on certain contracts is performed, which is estimated to continue through fiscal 2016.

    In February 2002, the Company had an independent valuation report completed for the purchase price allocation for the BTG acquisition, which determination was made to allocate $126.6 million to goodwill and $9.8 million to intangible assets. The intangible assets consist of backlog and customer relationships of $2.2 million and $7.6 million, respectively, which will be amortized over the estimated useful lives of 1 year and 2 to 5 years, respectively. The consolidated balance sheet reflects this allocation between goodwill and intangible assets. The amortization expense related to the intangible assets will commence in the first quarter of 2002.

    On September 28, 2001, the Company completed the acquisition of the remaining shares of Datron Systems Incorporated ("Datron"), a provider of radio and satellite-based communication systems and broadband communication products for government and commercial markets, that were acquired through a stock for stock exchange tender offer that closed in August 2001. Titan issued approximately 2.3 million shares of its common stock for all the outstanding shares of Datron common stock and assumed Datron stock options representing approximately 437,000 shares of Titan common stock, based on an exchange ratio of approximately .81919 shares of Titan common stock for each share of Datron common stock. The transaction was accounted for as a purchase. In connection with the determination of fair value of assets acquired and pursuant to the provisions of SFAS No. 141, the Company has valued contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $1.4 million. This deferred profit has been reflected in the accompanying balance sheet as an increase to goodwill. The Company recognized approximately $0.8 million in the year ended December 31, 2001, as a reduction of costs, with the remaining $0.6 million to be recorded as a reduction of costs in future periods as work on certain contracts is performed, which is estimated to continue through fiscal 2002.

    In February 2002, the Company had an independent valuation report completed for the purchase price allocation for the Datron acquisition, which determination was made to allocate $22.5 million to goodwill and $5.6 million to intangible assets. The intangible assets consist of backlog, customer relationships and trademarks and patents of $1.0 million, $3.2 million and $1.4 million, respectively, which will be amortized over the estimated useful lives of 1 to 2 years, 10 years and 5 years, respectively. The consolidated balance sheet reflects this allocation between goodwill and intangible assets. The amortization expense related to the intangible assets will commence in the first quarter of 2002.

    On March 23, 2001, the Company's subsidiary, Titan Systems Corporation, consummated an agreement to purchase certain assets from Maxwell Technologies Systems Division, Inc., a subsidiary of Maxwell Technologies, Inc., which specializes in research, development and technical services primarily for military applications. The purchase price was approximately $11.5 million in cash, subject to post-closing adjustments and indemnification obligations, less a $1.7 million holdback, due 180 days from the date of closing. The initial $9.8 million of the purchase price was paid on April 2, 2001. The Company received approximately $0.6 million in July 2001 from Maxwell Technologies, Inc. resulting from the resolution of post-closing working capital adjustments. Under the agreement, the Company had full recourse to the seller for all accounts receivable not collected within 180 days of the closing date. In October 2001, the Company paid approximately $1.5 million in full satisfaction of the $1.7 million holdback, as adjusted for uncollected accounts receivable. The transaction was accounted for as a purchase, and the excess of the purchase price over the estimated fair market value of the net assets acquired, which had been amortized on a straight line basis over 30 years, was approximately $6.8 million at December 31, 2001, and is reflected as goodwill in the Company's consolidated balance sheet.

    On June 28, 2000, Titan Wireless Africa, a wholly owned subsidiary of Titan Wireless, made an investment in Ivoire Telecom S.A. Holding (Ivoire Telecom), acquiring an 80% interest in Ivoire Telecom and through such interest acquired a majority equity interest in each of the principal subsidiaries owned by Ivoire Telecom. The initial investment consisted of $5.0 million in cash subject to certain indemnification obligations, and an initial $5.5 million working capital note, which was funded shortly after the initial investment, which were recorded as Other Assets in the Company's consolidated balance sheet. In addition, Titan committed to provide up to a maximum of $35.0 million for capital expenditures to build out the Ivoire Telecom network, and Titan has provided equipment with an approximate aggregate value of $4.5 million. At December 31, 2001, this commitment had been substantially funded for such expenditures. Our aggregate investment in Ivoire Telecom of approximately $50 million has been reflected in Other Assets in the Company's consolidated balance sheet at December 31, 2001, and has been reported on the cost method.

    On June 26, 2000, the Company acquired AverStar in a stock-for-stock transaction. AverStar provides services and software focused on the areas of information technology assurance, information technology development and information technology management and operations for the mission-critical systems of civilian and defense agencies of the U.S. government. AverStar's operations are primarily included in the Titan Systems segment, with certain operations reported in the Emerging Technologies and Businesses segment. Titan issued approximately 2,850,000 shares of common stock for all the outstanding shares of AverStar common stock, subject to a holdback of 180,045 shares held in escrow to cover certain indemnification obligations, and assumed AverStar stock options representing approximately 551,000 shares of Titan common stock, based on an exchange ratio of approximately .41415 shares of Titan common stock for each share of AverStar common stock. In September 2000, 171,645 shares were released from escrow to AverStar shareholders in fulfillment of the Company's obligations. The remaining 8,400 shares were released from escrow to AverStar shareholders in November 2000. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    On June 7, 2000, the Company completed the acquisition of all of the stock of SenCom Corporation (SenCom) for a purchase price of approximately $35 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $5.0 million holdback, and less $1.3 million for employee related expenses to be paid one year from the closing date. Of the $5.0 million holdback, $3 million was paid in September 2000, and the remaining $2 million holdback was paid in January 2002, plus accrued interest of $0.2 million. An additional $2 million was paid in September 2000 as a result of post-closing adjustments. SenCom, included in the Titan Systems segment, provides information technology services to government customers and specializes in the engineering and analysis of radar and electro-optical sensors, command and control system development, computer and network security, and business process engineering and program management. The transaction was accounted for as a purchase. The excess of the purchase price over the estimated fair market value of the net assets acquired, which has been amortized on a straight line basis over 30 years, was approximately $31.7 million at December 31, 2001, and is reflected as goodwill in the Company's consolidated balance sheet.

    In June 2000, e-tenna Corporation was formed to facilitate the transfer of an antenna technology originally designed for government and military customers to the commercial wireless market. Titan's initial investment of approximately $0.6 million in e-tenna in 2000 consisted of its contribution of certain intellectual property and patents. As of December 31, 2001, Archery Capital and other investors invested a total of $9.9 million for common and voting preferred stock, and Titan invested $5.8 million in non-voting preferred stock and $0.4 million in common stock. Through February 28, 2002, Titan paid $1.9 million in satisfaction of its commitment to acquire additional non-voting preferred stock. As of December 31, 2001, Titan's investment of approximately $6.8 million is included in the accompanying consolidated balance sheet in Other Assets, and is reflected under the cost method. As of February 28, 2002, Titan's investment in e-tenna represented approximately 58.7% of the total equity of e-tenna and approximately 29.1% of the voting power of e-tenna.

    On March 30, 2000, the Company completed the acquisition of all of the stock of LinCom Corporation (LinCom) for a purchase price of approximately $23 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1 million holdback and a $2 million promissory note. The $1 million holdback was due approximately 60 days after the closing date, and approximately $1.0 million was paid in fulfillment of the Company's obligations, and the $2 million note due one year after the closing date with accrued interest at 7% was paid in March 2001. LinCom is a developer of wireless communications and information systems for both commercial and government customers. The operations of LinCom are primarily reported in the Titan Systems segment. The commercial applications within LinCom are reported in the Emerging Technologies and Businesses segment. The transaction was accounted for as a purchase. The excess of the purchase price over the estimated fair market value of the net assets acquired, which has been amortized on a straight line basis over 30 years, was approximately $20.2 million at December 31, 2001, and is reflected as goodwill in the Company's consolidated balance sheet.

    On March 24, 2000, the Company completed the acquisition of all the outstanding stock of Pulse Engineering (Pulse) for a purchase price of approximately $27.4 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1 million holdback placed in escrow and a $2 million deferred payment due in March 2001. The holdback was paid to Pulse shareholders in October 2000 in fulfillment of the Company's obligations, and the $2 million deferred payment, plus interest of 8%, was paid by March 31, 2001. Pulse provides specialized information security and signal intelligence systems and services to the intelligence community and is included in the Titan Systems segment. The transaction was accounted for as a purchase. The excess of the purchase price over the estimated fair market value of the net assets acquired, which has been amortized on a straight line basis over 30 years, was approximately $23.2 million at December 31, 2001, and is reflected as goodwill in the Company's consolidated balance sheet.

    On March 10, 2000, AverStar acquired all of the outstanding shares of the common stock of MJR Associates, Inc. (MJR), which provides information technology staffing solutions to major corporations. Consideration paid for the acquisition amounted to $9.6 million in cash plus contingent consideration up to a maximum of $3.75 million based upon fiscal year 2000 performance, which amount was paid in 2001. The acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair market value of the net assets acquired, including an accrual for the contingent consideration, has been amortized on a straight line basis over 20 years, was approximately $11.2 million at December 31, 2001, and is reflected as goodwill in the Company's consolidated balance sheet.

    On February 25, 2000, the Company acquired Advanced Communication Systems, Inc. (ACS), a government information technology services company, in a stock-for-stock transaction. ACS' operations are included in the Titan Systems segment. Titan issued approximately 5,082,000 shares of common stock for all the outstanding shares of ACS common stock and assumed ACS stock options representing approximately 263,000 shares of Titan common stock, based on an exchange ratio of approximately .57 shares of Titan common stock for each share of ACS common stock. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    Effective January 1, 2000, ACS' September 30 fiscal year-end was changed to coincide with the Company's year-end. The 1999 financial statements presented were restated to include the combined results of operations, financial position and cash flows as if the merger had occurred at the beginning of the periods presented. A pooling of interests adjustment has been made in the consolidated statement of cash flows and consolidated statement of stockholders' equity for the year ended December 31, 2000, to reflect the activity for ACS in the quarter ended December 31, 1999, as reported in ACS' Form 10-Q for the fiscal quarter ended December 31, 1999. For the quarter ended December 31, 1999, ACS' revenues were $46.3 million and net income was $1.4 million.

    The separate and combined results of Titan, ACS and AverStar in 2000 and 1999 are as follows:

	Year Ended December 31, 2000
	Revenues	Income (Loss) from Continuing Operations	Net Income (Loss)
Titan	$623,325	$2,775	$30
ACS	192,841	(21,230)	(17,249)
AverStar	191,837	1,622	(1,509)

	$1,008,003	$(16,833)	$(18,728)

	Year Ended December 31, 1999
	Revenues	Income from Continuing Operations	Net Income
Titan	$402,804	$37,376	$31,600
ACS	218,252	3,581	3,581
AverStar	184,336	2,576	2,576

	$805,392	$43,533	$37,757

    In 1999, the Company or its subsidiaries acquired Atlantic Aerospace Corporation ("AAEC"), Systems Resources Corporation ("SRC") and Program Support Associates Inc. ("PSA"), all reporting in the Company's Titan Systems segment, and SFG Technologies Inc. ("SFG"), Assist Cornerstone Technologies, Inc. ("Assist"), JB Systems, Inc. doing business as Mainsaver, and Transnational Partners II, LLC ("TNP"), all reporting in the Company's Cayenta segment, in purchase transactions. In conjunction with the Mainsaver and Assist acquisitions, approximately $4.3 million of the purchase price was held back, subject to purchase price adjustments and indemnification obligations, all of which was paid in 2001, including accrued interest of $0.2 million, all of which was recorded as an increase to goodwill. Related to the acquisition of SRC, a $2 million promissory note, subject to post-closing working capital adjustments and indemnification obligations, was due on June 9, 2000. The post-closing working capital adjustments and indemnification obligations are currently in dispute with the stockholders of SRC. Accordingly, the promissory note has not been paid. Related to the AAEC acquisition, up to an additional $3 million in contingent consideration may be due upon the award of future contracts. During 2001, approximately $1.2 million of contingent consideration was paid upon the award of certain contracts. As of December 31, 2001, the Company estimates that an additional potential $2.2 million including interest, may be paid in 2002 based upon potential contract awards in 2002.

    For all acquisitions accounted for as purchases, the acquired companys' results of operations are consolidated with the Company's results of operations immediately subsequent to the acquisition date. Unaudited pro forma data giving effect to the purchase of BTG, Datron, Pulse, LinCom, SenCom and MJR as if they had been acquired at the beginning of 2000 are shown below.

	Twelve months ended December 31,
	2001	2000
	(unaudited)
Revenues	$1,398,395	$1,334,367
Income (loss) from continuing operations before extraordinary loss	(30,826)	(5,256)
Net income (loss)	(115,242)	(11,985)
Basic earnings (loss) per share:
Income (loss) from continuing operations before extraordinary loss	$(0.55)	$(0.15)
Net income (loss)	(1.87)	(0.26)
Diluted earnings (loss) per share:
Income (loss) from continuing operations before extraordinary loss	$(0.55)	$(0.15)
Net income (loss)	(1.87)	(0.26)

    Included in BTG's operating results for the eleven months ended November 30, 2001 is a charge of approximately $20.8 million consisting of employee termination costs of approximately $9.0 million, lease termination costs and excess facilities costs of approximately $2.7 million, impairments for certain assets of $4.4 million, primarily comprised of costs of BTG's abandoned accounting system, impairments for investments of approximately $1.1 million, an accrual for loss contracts of $1.2 million, acquisition costs of $0.6 million and other costs of $1.8 million. Revenues in 2001 for Datron were impacted unfavorably by the events that occurred on September 11, 2001, which negatively impacted demand for Datron's antenna products for airborne applications, as well as by reduced demand for certain of their products, resulting in reduced revenues of approximately $12 million..

    The revenues of ACS were impacted in 2000 by a contract termination that occurred in late 1999, prior to Titan's acquisition, which resulted in reduced revenues of approximately $31.6 million. AverStar's revenues in 2000 were impacted by the wind-down of its Year 2000 business in early 2000, which resulted in reduced revenues of approximately $25.7 million.

    Included in the 2000 results from continuing operations are merger related expenses of $30.5 million and $8.3 million related to the acquisitions of ACS and AverStar, respectively. In addition, net income (loss) reflects an extraordinary loss, net of taxes, of $3.4 million and $1.3 million related to the early debt extinguishment of Titan and AverStar's credit facilities, respectively. AverStar's net loss reflects a loss from discontinued operations of $1.5 million. Included in ACS' 1999 operating results is a write-off of $3.9 million of capitalized software costs and a $1.8 million write-off of an uncollected receivable. All interest expense is reflected in the Titan operating results from the date of acquisition.

    In January 1999, the Company invested approximately $0.5 million for a 19.9% ownership interest in a joint venture with Sakon. In July 2000, Titan loaned Sakon $15 million pursuant to a loan agreement. In October 2000, Titan exercised its option pursuant to the loan agreement to convert amounts owed under the loan into additional equity interest of 30.0% of Sakon, bringing the total equity interest in Sakon to 49.9%. At such time, the amount outstanding of $15 million under the loan was converted to purchase consideration as the initial payment due under the terms of the agreement and recorded as goodwill. Under the terms of the agreement, an additional $12.5 million of consideration was due and payable upon certain revenue targets being attained. These targets were met in January 2001, and a $5.0 million installment was made in the second quarter of 2001, a $3.75 million installment was made in the first quarter of 2002, and the remainder is expected to be satisfied by issuance of Titan common stock. The excess of the purchase price over the estimated fair market value of the net assets acquired, which has been amortized over 20 years, was approximately $26.8 million at December 31, 2001. Titan consolidates the operating results of Sakon in accordance with the joint venture agreement which assigns 100% of the joint venture revenues and operating results to Titan. Titan will continue to consolidate the operating results of Sakon until a liquidity event, defined as an initial public offering or the sale of Sakon.

    In September 1999, together with Sempra Energy Information Solutions, a subsidiary of Sempra Energy, and modis, a company that focuses on configuring customers' software applications, Cayenta established Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions, including TSP offerings, to the utility industry. Cayenta owns a 10% equity interest in Soliance and has a management services agreement with Soliance under which it provides TSP services to Soliance's customers. At December 31, 2000, the Company's investment of $5 million in this joint venture was included in Other Assets. The investment was accounted for under the cost method. During the first quarter of 2001, an impairment charge of $5.3 million was taken for the Company's investment in Soliance, as the fair value was deemed to be less than the carrying value. See Note 3 for further discussion.

    In connection with the determination of the fair value of assets acquired in connection with acquisitions in 2000 and 1999, and pursuant to the provisions of SFAS No. 141, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $10.9 million. This adjustment has been reflected in the accompanying balance sheet as an increase to goodwill and a corresponding increase to deferred profit. The Company recognized approximately $1.4 million, $6.9 million and $2.6 million as a reduction of costs in 2001, 2000 and 1999, respectively.

Note 3. Acquisition and Integration Related Charges and Other

         Acquisition and integration related charges and other for the years ended 2001, 2000 and 1999 are described in more detail below (amounts in millions):

	December 31,
	2001	2000	1999
Employee termination costs	$8.6	$7.6	$3.1
Elimination of duplicate facilities and assets	4.6	4.1	3.4
Acquisition related transaction costs	—	11.6	—
Other costs	1.8	2.7	—
Non-cash asset impairments	18.8	15.5	2.1
Pre-acquisition contingencies	3.0	—	4.5
Net cash proceeds on sale of investment	—	(2.1)	(41.8)

	$36.8	$39.4	$(28.7)

         At December 31, 2001, a total of $1.3 million of liabilities remained on the consolidated balance sheet in Other Accrued Liabilities, related primarily to restructuring activities initiated in 2000 and 2001. We anticipate that the remaining liabilities will be paid in 2002.

Fiscal 2001 Charges

    Acquisition and integration related charges and other were $36.8 million in 2001, comprised of $2.5 million for employee termination costs and restructuring costs in Titan Wireless, $21.3 million for the restructuring of Cayenta and $12.2 million related to the integration of ACS and AverStar and other restructuring and realignment activities in Titan Systems and $0.8 million related primarily to employee termination costs for AverCom.

    The $2.5 million charge in the Company's Titan Wireless segment was comprised of $0.5 million related to a reduction in employee workforce of approximately 35 employees resulting from the elimination of Wireless's internal product development group and $2.0 million of restructuring costs, including $1.3 million of employee termination costs. The segment's long-term strategy is now centered on the service and systems integration business, not the development and sale of equipment.

    Included in Cayenta's operating results (which is included in our Software Systems segment) is a charge for $21.3 million related to the restructuring of Cayenta. As a result of reduced corporate spending on commercial information technology services and e-business software applications, the Company developed and approved a plan to restructure the Cayenta business, which included a reduction in workforce of approximately 40 personnel, resulting in a charge of $2.9 million, and the elimination of duplicate and excess facilities, resulting in a charge of approximately $1.1 million. As a result of management's evaluation of the recoverability of all the assets of Cayenta, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", management concluded from this evaluation that a significant impairment of intangible as well as long-lived assets had occurred. An impairment charge was required because the estimated fair value was less than the carrying value of the assets. The impairment charge of $17.3 million was comprised of the following: $5.9 million for fixed assets associated with Cayenta's network operations center, $1.9 million for capitalized software designed for B2B exchanges, $2.0 million for prepaid advertising costs, $2.0 million for accounts receivable and $5.3 million for Cayenta's investment in Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions to the utility industry, and $0.2 million for certain other assets. In addition, employee termination costs of $0.8 million were recorded in the Emerging Technologies and Businesses segment related to a reduction in workforce in the Company's AverCom business resulting from the same economic conditions resulting in reduced corporate information technology spending which impacted Cayenta.

    The $12.2 million charge in Titan Systems is primarily related to the integration of ACS and AverStar, and a realignment of the business around the major categories of customers of Titan Systems, which together resulted in a reduction in employee workforce of approximately 50 employees and the closing of several facilities. Included in these costs is approximately $3.1 million of employee termination costs, $3.5 million of costs to eliminate duplicate and excess facilities and assets, $1.1 million of duplicate personnel costs to transition processes and functions, and $1.5 million of asset impairment costs of certain asset balances. The recoverability of such balances was impaired due to our exit from a satellite services business within the Titan Systems segment. Approximately $3.0 million of the charge was related to another subsidiary acquired in a prior year for contingencies arising from matters pre-existing to Titan's acquisition of the business. That acquisition was accounted for as a purchase, and the matters pre-existing Titan's acquisition were resolved in 2001. Unpaid amounts of approximately $1.3 million as of December 31, 2001 related to excess facilities and personnel costs which are expected to be paid in 2002.

Fiscal 2000 Charges

    Acquisition related charges of $39.4 million in 2000 include costs of $30.5 million related to the ACS merger including direct transaction costs of approximately $9.1 million comprised of accounting, legal, investment banking, financial printing and other direct costs. Also included in the ACS merger costs was a write-down of approximately $5.5 million related to the impairment of certain receivables, for which the realizability of such assets was impaired as a result of the merger with Titan, which impacted the recoverability of certain contract costs, employee termination costs of approximately $2.1 million, $3.8 million of costs to eliminate duplicate facilities and assets and a valuation allowance of $10.0 million against certain contract receivables provided in connection with certain of the Company's integration activities, particularly as they relate to conforming ACS to Titan's accounting policies and procedures, and determining appropriate valuation allowances against potential contract receivables which may not be realizable under normal contract reimbursement cycles. Unpaid amounts at December 31, 2000 were paid by December 31, 2001.

    Included in acquisition related charges in 2000 is $8.3 million related to the merger with AverStar. These costs consisted of approximately $2.5 million of direct transaction costs, approximately $5.5 million of employee termination costs, and costs to eliminate duplicate facilities of approximately $0.3 million. The acquisition related charges in the year ended December 31, 2000 also include $2.7 million of transaction costs related to the filing of a registration statement with the Securities and Exchange Commission (SEC) for the initial public offering of Cayenta which was subsequently withdrawn by the Company in February 2001. These costs are primarily comprised of direct transaction costs, including accounting, legal, investment banking, financial printing, and other direct costs. Also included in acquisition related charges is a net $2.1 million gain resulting from the final consideration from the sale of the Company's approximate 8% equity interest in IPivot, which was sold in October of 1999. Unpaid amounts at December 31, 2000 were paid by December 31, 2001.

Fiscal 1999 Charges

    During the year ended December 31, 1999, the Company recorded acquisition and related charges of $13.1 million, which include approximately $4.5 million of legal costs and approximately $8.6 million of integration and restructuring expenses. The integration and restructuring expenses include $2.1 million related to the wind-down of our Year 2000 business, consisting primarily of employee termination costs and lease termination costs, a $2.1 million write-off of intangible costs to estimated realizable value, approximately $1.0 million for severance, outplacement and relocation costs related to approximately 31 employees across the Company, and $3.4 million related to the closure and elimination of leased facilities, primarily duplicate field offices. These charges were all cash charges, with the exception of the write-off of intangible costs, and were paid by December 31, 2000.

    On October 26, 1999, the Company received approximately $41.8 million in cash as a result of the acquisition by Intel Corporation of IPivot, Inc. ("IPivot"), a technology spin-off from Titan. The cash payment to the Company was for its ownership interest in IPivot of approximately 8% after the dilutive impact of IPivot stock options, warrants and other equity investments. In addition, approximately $3 million was received in October 2000 as final consideration. The income is netted against the charges discussed above in acquisition related charges and other for the 1999 and 2000 amounts received.

Note 4. Discontinued Operations

    On March 16, 2001, SureBeam Corporation, Titan's subsidiary that provides electronic irradiation systems and services, completed an initial public offering ("IPO") of 6,700,000 shares of Class A common stock at a price of $10 per share. On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within the next 12 months from that date. The plan involves filing a letter ruling request with the IRS seeking approval of the tax-free distribution. Titan has filed the letter ruling request and intends to execute the spin off as soon as practical following the receipt of that ruling. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan for all periods presented have been restated to reflect SureBeam as a discontinued business. At the time Titan adopted its plan to spin off SureBeam, in accordance with APB No. 30, the Company estimated that there would be an estimated loss of $35.4 million through the estimated disposal date, primarily comprised of estimated operating losses to be incurred by SureBeam from the date the plan was adopted through the estimated disposal date as well as estimated spin off costs. As of December 31, 2001, the remaining accrual for estimated losses was $17.0 million, which is included in net current assets of discontinued operations. Management will review this estimate on a periodic basis and revise estimates when determined necessary, and reflect the effect of those revisions in the consolidated financial statements.

    Revenues and net loss generated by SureBeam for the year ended December 31, 2001 were $24.2 million and $76.1 million, respectively. Revenues and net income generated by SureBeam for the year ended December 31, 2000 were $25.2 million and $0.4 million, respectively. Included in SureBeam's net losses is interest expense of $7.0 million and $3.8 million for the years ended December 31, 2001 and 2000 related to the promissory note SureBeam had payable to us.

    Net current assets of SureBeam of approximately $13.7 million, which are included in net current assets of discontinued operations at December 31, 2001, include assets of approximately $51.4 million, primarily accounts receivable and inventories, net of liabilities of approximately $37.7 million, which are primarily comprised of the accrual for estimated losses and other accrued liabilities. Net long-term assets of SureBeam of approximately $58.4 million, which are included in net long-term assets of discontinued operations, include primarily fixed assets and intangible and other long-term assets.

    In November 2000, the Company's Board of Directors adopted a plan to dispose of the Company's commercial information assurance and network monitoring businesses. In 1998 and 1997, the Company's Board of Directors adopted a plan to wind down the Company's access control systems business and broadband communications business, respectively. Accordingly, the results of these businesses have been accounted for as discontinued operations. In addition, the accompanying consolidated financial statements reflect operations discontinued by certain of the companies acquired by Titan during 1998 and 2000. All periods presented reflect these specific operations as discontinued operations. Net current liabilities of discontinued operations related to these businesses of approximately $0.8 million at December 31, 2001 consist primarily of accrued liabilities of approximately $2.5 million net of current assets (primarily deferred losses) of approximately $1.7 million. In accordance with EITF 85-36, "Discontinued Operations with expected Gain and Interim Operating Losses", all operating losses incurred in the commercial information assurance and network monitoring businesses from the measurement date are being deferred until the date of disposal. The liabilities consist of accruals for contract losses, estimated wind-down costs and costs related to the closure and elimination of certain leased facilities. Charges of approximately $1.6 million were made against the accrued liabilities in 2001. The liabilities were increased by a $5.6 million charge in 1999 based on management's review of estimated future wind-down costs. Management continues to assess the estimated wind-down and and/or disposal costs associated with the businesses, and may from time to time adjust the allowance for such costs accordingly. As of December 31, 2001, management believes that the current accrual for estimated wind-down costs is adequate.

Note 5. Other Financial Data

    Following are details concerning certain balance sheet accounts:

	At December 31,
	2001	2000
Accounts Receivable:
U.S. Government — billed	$263,837	$205,618
U.S. Government — unbilled	45,720	31,818
Trade	129,816	96,135
Less allowance for doubtful accounts	(8,475)	(4,419)

	$430,898	$329,152

Inventories:
Materials	$15,739	$7,120
Work-in-process	9,466	8,651
Finished goods	3,926	3,949

	$29,131	$19,720

Property and Equipment:
Machinery and equipment	$127,806	$113,197
Furniture and fixtures	30,143	21,908
Land, buildings and leasehold improvements	38,868	22,797
Construction in progress	20,013	10,259

	216,830	168,161
Less accumulated depreciation and amortization	(115,777)	(89,446)

	$101,053	$78,715

    Supplemental disclosures of cash flow information:

	2001	2000	1999
Noncash investing and financing activities:
Stock issued for acquisitions	$144,764	$—	$—
Gain related to issuance of stock in subsidiary	52,025	2,825	—
Income tax benefit from employee stock transactions	5,157	1,479	892
Shares contributed to employee benefit plans	4,941	2,364	3,594
Extraordinary loss on early extinguishments of debt	—	4,744	—
Equity issued in exchange for services	—	2,000	—
Issuance of stock for equity interest	—	900	—
Conversion of subordinated debt	—	—	26,270
Stock used for option exercise	292	—	—
Cash paid for interest	$38,068	$34,828	$18,281
Cash paid for taxes	3,612	11,909	6,119

Note 6. Segment Information

    Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes substantially all of the segment's direct costs of operations and administration. The Company manages income taxes on a corporate-wide basis. Thus, the Company evaluates segment performance based on profit or loss before interest expense, income taxes and before allocated costs of corporate overhead. Corporate overhead may include, among other things, costs for financial, accounting, marketing, administrative and legal activities. The Company typically manages and evaluates equity investments and related income on a segment level. However, certain significant investments are managed at the corporate level. Financial costs, such as gains and losses and interest income and expense, are managed at the Corporate segment. Consequently, the results of operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis.

    The Company has historically reported SureBeam as a separate operating segment. On October 16, 2001, the Company adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," all current and prior year data have been restated to reflect SureBeam as a discontinued business, and it is no longer reported as a separate segment.

    In the fourth quarter of 2000, the Company formed a new business unit, Titan Scan Technologies within its Emerging Technologies and Businesses segment. The new business unit encompasses all of Titan's medical product sterilization operations, which were previously a part of SureBeam, which prior to the initial public offering of SureBeam, was reported as part of the results of operations of the SureBeam segment. As a result, all prior period data have been restated to reflect this change in Titan's segment reporting.

    The Titan Systems segment provides comprehensive information systems solutions and services to U.S. and allied government defense and intelligence agencies and to civil government agencies with sophisticated data management, information processing, information fusion and knowledge-based systems and communications requirements. The Titan Systems segment also develops and manufactures digital imaging products, electro-optical systems, threat simulation/training systems, intelligence electronic hardware and defense communications systems. The Titan Systems segment also installs, tests and maintains government information systems.

    The Titan Wireless segment provides satellite-based and wireless-based communication systems and services which provide cost-effective voice, data and Internet services in developing countries, primarily Asia, Africa, the Middle East and Latin America.

    The Software Systems segment is a total services provider, or TSP, of information technology products and services for commercial and government customers' business functions, including retailing, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance. Also included in this segment is the Company's Year 2000 business unit, which has been wound-down.

    The Software Systems segment contains the Company's majority owned subsidiary, Cayenta, Inc. The Company recorded a $2.7 million charge in 2000 related to a registration statement for the initial public offering of Cayenta which was withdrawn in February 2001.

    The Emerging Technologies and Businesses segment includes several businesses which apply the Company's proprietary knowledge and core competencies to create commercial technology applications or individual businesses, including the Company's investment in an antenna business, e-tenna, its wireless networking chip business, LinCom Wireless, its information technology consulting business, AverCom, and its medical products sterilization systems and services business, Titan Scan Technologies.

    Substantially all of the Company's operations are located in the United States. Export and foreign revenues amounted to approximately $74.0 million, $66.9 million and $33.3 million in 2001, 2000 and 1999, respectively, primarily to countries in Africa, Asia, Europe and South America. Substantially all international sales are denominated in U.S. dollars.

    The following tables summarize industry segment data for 2001, 2000 and 1999.

	2001	2000	1999
Revenues:
Titan Systems	$918,978	$796,202	$689,513
Titan Wireless	92,748	81,450	27,325
Software Systems	58,283	77,435	45,922
Emerging Technologies and Businesses	62,043	52,916	42,632

	$1,132,052	$1,008,003	$805,392

    Sales to the United States Government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $905.9 million in 2001, $766.5 million in 2000 and $677.5 million in 1999. Inter-segment sales were not significant in any year.

	2001	2000	1999
Operating Profit (Loss):
Titan Systems	$63,564	$28,462	$43,469
Titan Wireless	5,219	11,644	5,063
Software Systems	(37,438)	(18,028)	6,962
Emerging Technologies and Businesses	1,190	6,683	46,590
Corporate	(18,954)	(16,290)	(14,417)

	$13,581	$12,471	$87,667

    Operating results for the Titan Systems, Titan Wireless, Software Systems and Emerging Technologies and Businesses segments for the year ended December 31, 2001 include acquisition and intergration related charges and other of $12.2 million, $2.5 million, $21.3 million, and $0.8 million, respectively. Operating results for the Titan Systems and Software Systems segments for the year ended December 31, 2000, include acquisition and other charges of $38.8 million and $2.7 million, respectively. Operating profit in 2000 for Emerging Technologies and Businesses includes the final $2.1 million gain from the IPivot stock sale as discussed in Note 3, net of expenses.

    Operating profit for the Titan Systems and Software Systems segments for the year ended December 31, 1999, included acquisition and other charges of $5.5 million and $2.1 million, respectively. In addition, 1999 operating results in the Titan Systems segment included a $3.9 million charge related to previously capitalized software development costs as well as a $1.8 million charge for an uncollected receivable, both resulting from ACS transactions prior to Titan's acquisition of ACS in 2000. Operating profit for Emerging Technologies and Businesses for the year ended December 31, 1999, includes the $41.8 million gain on IPivot stock sale as discussed in Note 3, net of acquisition related charges and other of $0.2 million related to other business in the Emerging Technologies segment.

    Corporate includes corporate general and administrative expenses, certain corporate, integration, legal and restructuring charges ($5.3 million in 1999), and gains or losses from the sale of businesses. Corporate general and administrative expenses are generally recoverable from contract revenues by allocation to operations.

	As of December 31,
	2001	2000
Identifiable Assets:
Titan Systems	$806,129	$518,712
Titan Wireless	190,561	128,579
Software Systems	91,068	109,211
Emerging Technologies and Businesses	71,846	54,164
Discontinued Operations, net	71,258	45,955
General corporate assets	127,836	94,486

	$1,358,698	$951,107

    General corporate assets are principally cash and cash equivalents, accounts receivable, prepaid expenses, property and equipment, deferred income taxes and other assets.

	2001	2000	1999
Depreciation and Amortization of Property and Equipment, Goodwill, and Other Assets:
Titan Systems	$18,381	$17,595	$16,695
Titan Wireless	4,240	1,540	607
Software Systems	16,493	19,530	1,063
Emerging Technologies and Businesses	2,917	1,763	715
Corporate	1,060	737	1,129

	$43,091	$41,165	$20,209

Capital Expenditures:
Titan Systems	$9,090	$9,447	$7,839
Titan Wireless	8,839	14,263	3,839
Software Systems	3,827	13,430	1,002
Emerging Technologies and Businesses	1,730	5,357	125
Corporate	1,295	1,672	832

	$24,781	$44,169	$13,637

Note 7. Income Taxes

    The components of the income tax provision (benefit) from continuing operations are as follows:

	2001	2000	1999
Current:
Federal	$(3,394)	$(8)	$21,500
Foreign	1,415	—	—
State	1,955	1,227	4,831

	(24)	1,219	26,331
Deferred	(323)	(4,931)	447

	$(347)	$(3,712)	$26,778

    Following is a reconciliation of the income tax provision from continuing operations expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision on income:

	2001	2000	1999
Expected Federal tax provision on continuing operations	$(7,266)	$(6,757)	$24,499
State income taxes, net of Federal income tax benefit	(641)	(600)	4,243
Goodwill amortization	4,281	6,664	378
State taxes in separate filing states, net of Federal benefit	1,290	—	—
Change in valuation allowance	—	(8,100)	—
Acquisition charges and other	851	3,943	(660)
Utilization of NOL not realized in prior periods	—	—	(2,000)
Foreign losses not benefited	731	642	—
Foreign tax rate differential	120	—	—
Meals and entertainment	229	457	—
Other	58	39	318

Actual tax provision (benefit) on continuing operations	$(347)	$(3,712)	$26,778

    The net deferred tax asset as of December 31, 2001 and 2000, results from the following temporary differences:

	2001	2000
Loss carryforward	$13,268	$9,201
Employee benefits	22,688	12,131
Purchased other intangibles	(5,638)	—
Tax credit carryforwards	1,075	1,075
Inventory, contract loss and other reserves	22,142	15,083
Accounts and unbilled receivables	(5,255)	(9,558)
Accrued liabilities	5,481	2,079
Depreciation and amortization	(4,494)	(1,273)
Other	15	691

	49,282	29,429
Valuation allowance	(3,100)	(3,100)

Deferred tax asset, net	$46,182	$26,329

    Realization of certain components of the net deferred tax asset is dependent upon the Company generating sufficient taxable income prior to expiration of loss and credit carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are changed. Also, under Federal tax law, certain potential changes in ownership of the Company may limit annual future utilization of these carryforwards. As such, the valuation allowance recorded is provided against certain carryforwards which may not be utilized as well as for certain preacquisition net operating losses which may not be utilized due to annual limitations. Other accrued liabilities at December 31, 2001 include a deferred tax liability of $2.1 million. Other non-current liabilities at December 31, 2001 and 2000 include a deferred tax liability of $9.7 million and $1.6 million, respectively.

Note 8. Debt

    On February 9, 2000, the Company and Titan Capital Trust (the Trust), our wholly owned subsidiary, issued 4 million convertible preferred securities (Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES) at $50 per security, for a total of $200 million, with an over-allotment exercised on February 16, 2000 for an additional 1 million securities, for an additional $50 million. The trust used the proceeds from the sale of the HIGH TIDES to purchase from the Company 5 3/4% Convertible Senior Subordinated Debentures, due February 15, 2030. The debentures have the same financial terms as the HIGH TIDES. The HIGH TIDES will accrue distributions of 5 3/4% per annum, with quarterly distributions to be paid in arrears on February 15, May 15, August 15 and November 15, commencing May 15, 2000. The trust's ability to pay distributions on the HIGH TIDES is solely dependent on its receipt of interest payments from the Company on the debentures. Approximately five years after issuance of the HIGH TIDES, the HIGH TIDES may be remarketed, which means that a remarketing agent will attempt to establish an annual distribution rate, conversion price and redemption features for the HIGH TIDES that are consistent with a price per HIGH TIDES equal to 101% of its liquidation preference and also are most favorable to the Company. The 5 3/4% per annum rate will be applicable from the date of original issuance to, but excluding the the reset date. The reset date is any date (a) not later than February 15, 2005, or the final reset date, or, if the day is not a business day, the next succeeding day, and (b) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent, in its sole discretion. On or after the reset date, the applicable rate will be the term rate established by the remarketing agent based on the outcome of the remarketing. The Company can, on one or more occasions, defer the interest payments due on the debentures for up to 20 consecutive quarters unless an event of default under the debentures has occurred and is continuing. The holders of the HIGH TIDES may convert each security into shares of common stock of Titan at the initial rate of 1.0076 shares of common stock for each HIGH TIDES (equivalent to an initial conversion price of $49.625 per share of common stock). The Company may redeem the debentures in whole or in part, at any time on or after February 20, 2003 until but excluding the tender notification date, at a redemption price equal to 101.44% of the principal amount of the debentures, declining to 100% of the principal amount of the debentures on or after February 20, 2004, plus any accrued and unpaid interest; and after the reset date, in accordance with the term call projections, if any, established in the remarketing or, upon a failed final remarketing, on or after the third anniversary of the reset date at a redemption price equal to 100% of the principal amount of debentures, plus any accrued and unpaid interest.

    On February 23, 2000, the Company entered into a credit agreement for $275 million of financing from a syndicate of commercial banks including Credit Suisse First Boston acting as Lead Arranger and Administrative Agent, First Union Securities, Inc. acting as Co-Arranger and Syndication Agent and the Bank of Nova Scotia serving as Documentation Agent. The credit facility also allowed the Company to increase total availability by an additional $100 million, if needed, for an aggregate of $375 million. The credit facility was subsequently amended on June 1, 2000 to provide for an increase in total availability for an additional $50 million, for an aggregate total of $425 million. The proceeds of the loan were used in part to refinance outstanding indebtedness on the Company's $190 million credit facility arranged by Bank of Nova Scotia in June 1999. The senior credit facility is secured by substantially all of our and our subsidiaries' assets (other than the assets of SureBeam and our foreign operations) and guaranteed by substantially all of our subsidiaries. The $425 million facility is comprised of a six-year senior secured multi-draw term loan facility in an aggregate principal amount of up to $75 million, two seven-year senior secured term loan facilities in an aggregate principal amount of $250 million, and a five-year senior secured revolving credit facility in an aggregate principal amount of up to $100 million. Loans made under the multi-draw term loan facility mature on the sixth anniversary of the closing date of the credit facility, and amortize beginning in the credit facility's second year, which began with the quarter ended June 30, 2001 and ends with the quarter ending March 31, 2002, as follows: 2.5% quarterly in the third and fourth quarters of year two of the credit facility, 3.75% quarterly in year three of the credit facility, 5% quarterly in year four of the credit facility, 6.25% quarterly in year five of the credit facility, 7.5% quarterly in the first and second quarters of year six of the credit facility and 10% in the third quarter of year six of the credit facility and on the sixth anniversary of the closing date of the credit facility. Loans made under the term loan facilities mature on the seventh anniversary of the closing date of the credit facility, and began amortizing in the credit facility's first year, which began with the quarter ended June 30, 2000 and ended with the quarter ended March 31, 2001, with the following amortization schedule: 0.25% quarterly for years one through six of the credit facility and 23.5% quarterly for the first three quarters of year seven of the credit facility and on the seventh anniversary of the closing date of the credit facility. Under each of the term loan facilities and the revolving facility, the Company has the option to borrow at the bank's base rate or at adjusted LIBOR plus, in each case, an applicable ratio based on the ratio of our total debt to EBITDA (earnings before interest and taxes and depreciation and amortization). The agreement contains financial covenants that set maximum debt to EBITDA limits and require the Company to maintain minimum interest and fixed charge coverages and levels of net worth. SureBeam Corporation is no longer a guarantor under the credit facility, and its assets shall no longer be collateral for the senior credit facility.

    At December 31, 2001, deferred financing costs included in Other Assets related primarily to this facility were approximately $17.4 million and are being amortized over the term of the agreement. Upon consummation of this agreement in February 2000, the Company expensed the deferred financing costs related to the previous agreement as an extraordinary item in the first quarter of 2000.

    At December 31, 2001, total borrowings outstanding under our credit facility were $330.0 million at a weighted average interest rate of 5.0%. Commitments under letters of credit were $13.9 million at December 31, 2001, $9.1 million of which reduces availability of the working capital line, resulting in $75.9 million of availability on our working capital line at December 31, 2001. Of the total borrowings, $12.8 million was short-term.

    In November 1996, Titan issued $34.5 million of 8 1/4% convertible subordinated debentures due 2003. On September 7, 1999, the Company announced a call for redemption on November 2, 1999, of the debentures still outstanding. At the time of the call, the Company had outstanding debentures in the aggregate principal amount of approximately $11.6 million. All except $1 of the debentures were converted prior to the redemption date. Accordingly, the remaining $1 was redeemed on November 2, 1999. The conversion of the debentures was a non-cash transaction.

    On December 10, 1999, the Company's wholly owned subsidiary, Titan Africa, Inc. ("Titan Africa"), in connection with its contract to build a satellite-based telephone system for the national telephone company of Benin, Africa, the OPT, entered into a Loan Facility Agreement for up to 30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately $45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the Arranger. This medium-term financing is a non-recourse loan to Titan Africa which is guaranteed by the national telephone company of Benin, Africa and secured by the national telephone company's equipment and revenues related to the project. The facility has a fixed interest rate of 9.5% and will be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, which commenced on December 31, 2000, and were scheduled to end on December 31, 2003. The Africa Merchant Bank and Titan Africa have collectively agreed to extend the principal payments until service revenues reach certain levels, which is anticipated in mid to late 2002. Approximately $42.5 million was drawn on this facility at December 31, 2001, and has been used to reduce the related receivable balance due from the OPT related to subcontract costs.

    At December 31, 2001, Titan had other secured and unsecured debt outstanding under various agreements totaling $1.4 million short-term and $5.6 million long-term, with interest rates ranging from 6.8% to 9.3%. These agreements mature by 2015.

    Details of long-term debt are as follows:

	December 31,
	2001	2000
Senior credit facility	$330,000	$263,125
Non-recourse equipment financing	—	—
Note payable to bank, interest at 9.30%, due February 2006, secured by a First Deed of Trust on an office building	457	539
Note payable to Urban Business Development Corporation, interest at 8.58%, due January 2015, guaranteed by the Small Business Administration and secured by a Second Deed of Trust on an office building	644	638
Note payable, interest at 6.76%, paid in 2002	3,008	—
Acquisition related notes payable of acquired companies, interest at 8.5%, due March 2005	2,626	—
Promissory note, secured by equipment, interest at 8.5%, due April 2002	152	896
All other long-term debt	138	503

	337,025	265,701
Less: Current portion	(14,226)	(3,491)

	$322,799	$262,210

    The non-recourse equipment financing of $42.5 million at December 31, 2001, which was previously classified as long-term debt at December 31, 2000 and was $36.7 million, has been reclassified as an offset against the related receivable due from the OPT related to subcontract costs on the Company's contract in Benin.

Titan Debt Maturities

    Maturities of long-term debt are as follows:

2002	$14,226
2003	17,510
2004	21,276
2005	280,728
2006	540
Thereafter	2,745

$337,025

    At December 31, 2001 the Company was in compliance with all financial covenants under its various debt agreements.

Note 9. Commitments and Contingencies

    The Company leases certain buildings and equipment under non-cancelable operating lease agreements. These leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate accelerations to reflect cost-of-living increases. Rental expense under these leases was $27.9 million in 2001, $22.1 million in 2000 and $18.6 million in 1999. Through August 1999, the Company was obligated under a long-term lease agreement for facilities which are owned by an entity in which Titan had a minority ownership interest. In February 2000, Cayenta entered into a new long-term lease agreement with this entity which requires future minimum lease payments of approximately $6.6 million over 7 years. There is additional space in the facilities which, if vacant or desired by Cayenta, could obligate Cayenta for additional future minimum lease payments of approximately $0.7 million over the 7 years. The Company is a guarantor on the lease. Rental expense in 2001, 2000 and 1999 includes $0.8 million, $0.8 million and $0.6 million, respectively, paid related to this space. Also included in rent expense is $280 for 1999 incurred by ACS on a lease for office space with a related party which includes the principal stockholders of ACS. In 1999, this facility was sold to a non-affiliated third party from whom ACS currently leases the office space.

    Future minimum lease payments under noncancellable operating leases at December 31, 2001, are as follows:

2002	$37,296
2003	28,940
2004	21,118
2005	18,163
2006	16,185
Thereafter	39,155

Total minimum lease payments	$160,857

    Obligations under capital leases were $1.6 million, $0.5 million short-term included in Other accrued liabilities and $1.1 million long-term included in Other non-current liabilities in the consolidated balance sheet at December 31, 2001.

    In the ordinary course of business, Titan will guarantee the obligations (primarily lease commitments) entered into by its consolidated subsidiaries.

    In 1997, DBA recorded a $3.0 million charge in recognition of certain environmental matters at its Kissimmee facility including, but not limited to, soil contamination and potential asbestos and lead-based paint contamination. These matters became known to DBA as a result of an environmental study performed as part of Titan's due diligence process related to the merger with DBA. The accrual was recorded in accordance with SFAS No. 5 and SOP 96-1 and represented an initial estimate for the cost of clean-up activities. These activities were completed, and the property was sold in 2001. Based on the completion of the clean-up activities as well as the pending sale of the land and building, the Company determined that the unused portion of the associated liability was not required as of December 31, 2000.

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries ("IBA") filed an action for declaratory judgment in a federal court in Virginia against Titan and the SureBeam Corporation ("SureBeam") relating to SureBeam's patents for SureBeam systems. The action attacked the validity of SureBeam's core patent, sought a declaration that IBA and its customers had not infringed any of the 62 claims in SureBeam's patent, and alleged that Titan and SureBeam engaged in unfair competition and that Titan and SureBeam's conduct constituted patent misuse. The case was moved to the federal court in San Diego. On November 22, 2000, IBA filed an amended complaint alleging, in addition to the original claims, that Titan and SureBeam engaged in false advertising, monopolization, restraint on trade and unfair business practices.

    On January 25, 2002, Titan and SureBeam announced that they settled the litigation with IBA. Under the settlement, IBA dropped all the claims it made against Titan and SureBeam in the litigation, including IBA's challenge to the validity and enforceability of SureBeam's core patent. Titan and SureBeam agreed that IBA and its customers may continue to operate or use IBA's electronic irradiation facility in Bridgeport, New Jersey. The settlement terms include, among other things, that IBA will purchase its requirements in the United States for e-beam and x-ray systems for use for processing food and sanitizing mail from Titan and SureBeam during the next four years, provided Titan and SureBeam offer competitive terms. Titan and SureBeam also agreed to purchase their requirements of accelerators with above 150 kilowatts of power from IBA during the same four-year period, provided IBA offers competitive terms. Other terms of the settlement agreement are immaterial and were not discloseable.

    We are involved in legal actions in the normal course of our business, including audits and investigations by various governmental agencies that result from our work as a defense contractor. We and our subsidiaries are named as defendants in legal proceedings from time to time and we or our subsidiaries may assert claims from time to time. In addition, we acquire companies from time to time that have legal actions pending against them at the time of acquisition. Based upon current information and review, we believe the ultimate liability or recovery with respect to pending actions would not materially affect our consolidated financial position or our results of operations. However, our evaluation of the likely impact of these actions could change in the future and an unfavorable outcome, depending upon the amount and timing, could have a material adverse effect on our results of operations or our cash flows in a future period.

Note 10. Cumulative Convertible Preferred Stock

    Each share of $1.00 cumulative convertible preferred stock is entitled to 1/3 vote, annual dividends of $1 per share and is convertible at any time into 2/3 share of the Company's common stock (subject to customary anti-dilution adjustments). Common stock of 459,785 shares has been reserved for this purpose. The $1.00 cumulative convertible preferred stock is redeemable at the Company's option at a redemption price of $20 per share, plus cumulative dividends in arrears. Upon liquidation, the $1.00 cumulative convertible preferred stockholders are entitled to receive $20 per share, plus cumulative dividends in arrears, before any distribution is made to the common stockholders.

Note 11. Common Stock

    At December 31, 2001, approximately 20,080,100 common shares were reserved for future issuance for conversion of preferred stock, employee benefit and stock incentive plans and acquisition-related obligations.

    On July 26, 2001, the Company sold 8,048,685 shares of its common stock in a public offering, which included an over-allotment of 1,125,000 shares, at a price of $18.00 per share. The Company received approximate aggregate proceeds from the offering of $137.6 million in July 2001, net of underwriters' commissions. Transaction expenses related to the offering were approximately $1.4 million. In addition, certain Titan stockholders sold 576,315 shares, including 489,972 shares from the exercise of options, from which Titan received proceeds of $3.0 million.

    On August 17, 1995, the Board of Directors adopted a Shareholder Rights Agreement and subsequently distributed one preferred stock purchase right ("Right") for each outstanding share of the Company's common stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares") at a price of $42.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights become exercisable if a person or group acquires, in a transaction not approved by the Company's Board of Directors ("Board"), 15% or more of the Company's common stock or announces a tender offer for 15% or more of the stock.

    If a person or group acquires 15% or more of the Company's common stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to receive upon exercise a number of shares of the Company's common stock having a market value of twice the Right's exercise price. If the Company is acquired in a transaction not approved by the Board, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price. Titan may redeem the Rights at $.01 per Right, subject to certain conditions. The Rights expire on August 17, 2005.

Note 12. Stock-Based Compensation Plans

    The Company provides stock-based compensation to officers, directors and key employees through various fixed stock option plans and to all non-executive employees through an employee stock purchase plan. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Compensation cost if any, is measured as the excess of the quoted market price of the Company's stock on the date of grant over the exercise price of the grant. No compensation has been recognized for the Company's stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

		2001	2000	1999
Net income (loss)	As reported	$(98,614)	$(18,728)	$37,757
	Pro forma	(107,737)	(22,348)	34,337
Net income (loss) per share, basic	As reported	(1.76)	(.43)	.79
	Pro forma	(1.92)	(.51)	.71
Net income (loss) per share, diluted	As reported	(1.76)	(.44)	.70
	Pro forma	(1.92)	(.51)	.64

    Options authorized for grant under the Stock Option Plans of 1994 and 1997 and The 1996 Directors' Stock Option and Equity Participation Plan (the "1996 Directors' Plan") are 2,000,000 and 125,000, respectively. Grants in 1999 and the beginning of 2000 exceeded the remaining shares available under these plans. The 2000 Employee and Director Stock Option and Incentive Plan (the "2000 Plan") was approved by the Company's shareholders on May 30, 2000, authorizing 4,000,000 shares available for grant. Under all plans, the options outstanding have been granted at prices that are equal to the market price of the Company's stock on the date of grant. Under the intrinsic value method prescribed by APB 25, no compensation cost is recorded. However, the grants in 1999 that exceeded the shares available at that time were placed under the 2000 Plan after its approval by the shareholders. Under the provisions of Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB 25), the plan approval date becomes the grant date for purposes of comparison of market value to exercise price. This resulted in deferred compensation related to these options of $15.6 million in 2000 based on the difference in market value at May 30, 2000, and the grant price. This deferred compensation will be amortized to expense over the four year vesting period of these options, including $3.9 million in 2001, and $4.9 million expensed in 2000, respectively. Unamortized deferred compensation related to these options at December 31, 2001 was $6.3 million.

    Under the employee plans, an option's maximum term is ten years. Under the 1996 Directors' Plan, options expire 90 days after the option holder ceases to be a director. Under the applicable plans, directors may elect to receive stock in lieu of fees, such stock to have a fair market value equal to the fees. Employee options may be granted throughout the year; directors' options are granted annually. Under the 2000 Plan, vesting for directors and first-time option grantees is over four years, with 25% exerciseable at the completion of one year, and monthly vesting thereafter. For option grants prior to the 2000 Plan, vesting is monthly over 4 years. Options in the Stock Option Plans of 1994 and 1997 and the 1996 Directors' Plan vest in 25% increments beginning one year after the grant date. Stock options assumed by the Company as a result of the mergers discussed in Note 2 generally retain the terms under which they were granted.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: zero dividend yield and an expected life of 5 years in all years; expected volatility of 76% in 2001, 72% in 2000 and 67% in 1999; and a risk free interest rate of 4.38% in 2001, 5.05% in 2000 and 6.55% in 1999.

    A summary of the status of the Company's fixed stock option plans as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below:

	2001		2000		1999
	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price

Outstanding at beginning of year	4,972	$ 11.84	4,813	$ 4.99	4,568	$ 3.69
Granted	953	17.16	1,148	26.34	1,313	9.17
Exchanged	1,169	12.68	—	—	—	—
Exercised	(1,735)	7.07	(718)	28.11	(779)	3.35
Canceled	(231)	15.36	(271)	11.33	(289)	6.11

Outstanding at end of year	5,128	14.45	4,972	11.42	4,813	4.99

Options exercisable at year-end	2,863		2,578		2,310
Weighted-average fair value of options granted during the year	$12.15		$17.51		$7.74

    The following table summarizes information about fixed stock options outstanding at December 31, 2001:

			Options Outstanding			Options Exercisable
Range of Exercise Prices			Number Outstanding at 12/31/01	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/01	Weighted-Average Exercise Price
$1.39	–	$9.14	1,325,972	5.07 years	$ 4.21	1,102,277	$ 4.11
9.25	–	16.01	1,332,192	7.45 years	10.72	930,270	11.02
16.04	–	20.94	1,282,691	8.22 years	18.31	435,343	18.33
21.35	–	47.50	1,186,849	8.53 years	25.92	394,665	27.39

			5,127,704	7.28 years	14.45	2,862,555	11.74

    Under the 2000 Employee Stock Purchase Plan, the Company is authorized to issue up to 1,500,000 shares of common stock to its full-time employees. This plan replaced the Company's 1995 Employee Stock Purchase Plan, which was authorized to issue 500,000 shares. Elected officers of the Company are not eligible to participate. Under the terms of the plan, employees may elect to have between 1 and 15 percent of their regular earnings, as defined in the plan, withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its market price at the beginning or at the end of each offering period. An offering period is six months, beginning January 1 and July 1 of each year. Approximately 24%, 27% and 10% of eligible employees participated in the Plan and purchased approximately 476,100, 559,000 and 216,000 shares of the Company's common stock in 2001, 2000 and 1999, respectively. The weighted-average fair value of the purchase rights granted in 2001, 2000 and 1999 was $5.09, $3.33 and $5.60, respectively, which represents the approximate intrinsic value to the participants related to the benefits of participation in the plan as determined in accordance with SFAS 123.

    At December 31, 2001, the Company also had warrants outstanding for 5,000 shares of the Company's common stock at a price of $21.35 per share.

    Each of Titan Systems, SureBeam and Titan Wireless is a subsidiary of Titan and has its own key employee stock option plan. LinCom Wireless, AverCom and Scan Technologies, subsidiaries of Titan in the Emerging Technologies and Businesses segment, also have key employee stock option plans. As of December 31, 2001, Titan Systems and Titan Wireless each had approximately 20% of its fully diluted common stock that had been reserved for issuance under its plan, and SureBeam had approximately 11.7% of their fully diluted common stock that had been reserved for issuance under its respective plans. As of December 31, 2001, LinCom Wireless, AverCom and Scan Technologies had approximately 17%, 14% and 14%, respectively, of their fully diluted common stock that had been reserved for issuance under their plans.

    At December 31, 2001, Titan Systems and Titan Wireless had options outstanding of approximately 5,564,225 and 780,250, respectively. LinCom Wireless, AverCom and Scan Technologies had options outstanding of approximately 1,442,250, 1,192,500 and 634,000, respectively, at December 31, 2001. SureBeam had options outstanding of approximately 6,335,200 at December 31, 2001.

    During 1999, SureBeam granted 3,237,578 options to purchase shares of its Class A common stock with a weighted average exercise price of $0.1438 per share. These option grants resulted in deferred compensation to SureBeam calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying options which is four years. Accordingly, SureBeam recorded deferred compensation of approximately $17 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999. During 2000, SureBeam recorded deferred compensation of approximately $3.2 million which resulted in a non-cash compensation amortization expense of approximately $0.6 million. SureBeam also recorded $78.6 million as deferred compensation at the time its recently completed initial public offering closed. This amount was recognized as a non-cash charge to SureBeam's earnings of approximately $38.9 million in March 2001 at the time initial public offering closed, with the balance being recognized over the remaining four-year vesting period of the options. The amortization of deferred compensation expense is reflected in the loss from discontinued operations in all years.

    Under its variable stock option plan, Cayenta has granted options to certain employees who have agreed to resell shares purchased with those options to Cayenta. Cayenta recorded a deferred compensation charge related to these option grants of approximately $0.6 million in the year ended December 31, 2000. Cayenta also issued options to employees not covered by this buyback option at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant. Cayenta has recognized deferred compensation relating to these grants of approximately $1.2 million and is amortizing this deferred charge to expense over the four-year vesting period of these options.

Note 13. Benefit Plans

    The Company has various defined contribution benefit plans covering certain employees. The Company's contributions to these plans were $14.1 million, $11.1 million and $9.9 million in 2001, 2000 and 1999, respectively. The Company's combined discretionary contributions to employee stock ownership plans, including those of acquired companies, were $1.0 million in 1999. No contribution was made in 2000 or 2001. Discretionary contributions to a profit sharing plan covering certain employees were $0.2 million in 1999.

    The Company has a non-qualified executive deferred compensation plan for certain officers and key employees. The Company's expense for this plan, including interest, was $0.9 million, $0.8 million and $1.0 million in 2001, 2000 and 1999, respectively. Interest expense for the years ended December 31, 2001, 2000 and 1999 includes $0.5 million, $0.3 million and $0.8 million, respectively, related to the plan. Included in other non-current liabilities is $6.2 million and $5.7 million related to this plan at December 31, 2001 and 2000, respectively. Cash surrender value of the life insurance related to this plan was $7.3 million and $9.8 million included in Other Assets at December 31, 2001 and 2000, respectively. The Company also has performance bonus plans for certain of its employees. Related expense amounted to approximately $12.0 million, $12.3 million and $6.2 million in 2001, 2000 and 1999, respectively.

    The Company has previously provided for postretirement benefit obligations of operations discontinued in prior years. The Company also implemented a post retirement medical benefit plan for senior executives in 2000. All values related to this plan are immaterial. The Company has no other postretirement benefit obligations for any of its continuing operations nor for its recently discontinued businesses.

Note 14. Related Party Transactions

    In connection with our SureBeam business, we have entered into a number of agreements with SureBeam, including a Corporate services agreement pursuant to which we provide general corporate administrative support, facility space and related maintenance and occupancy services through a facilities allocation and a tax allocation agreement whereby in the event Titan offsets its taxable gains with SureBeam losses, Titan will compensate SureBeam in cash for the benefit it receives for use of SureBeam losses, when SureBeam demonstrates that it is able to utilize those losses or the losses would have otherwise expired.

    In September 2001, Titan purchased a world-wide perpetual and exclusive, non-royalty bearing license to use SureBeam's intellectual property for all applications and fields other than the food, animal hide and flower markets, for the following consideration: 1) a $50 million senior secured line of credit, with customary financial, affirmative and negative covenants, 2) the exchange of the $75 million debt owed by SureBeam to Titan for additional shares of Class B and Class A common stock of SureBeam, and 3) a cash payment of $8 million, with $4 million paid at September 30, 2001 and four installments of $1 million each payable on March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002. The company has obtained approval from its senior lenders to extend $25 million of this credit facility, and expects to obtain the consent of its lenders for the remaining $25 million prior to the spin-off of SureBeam.

    Related to the exchange of the $75 million debt owed by SureBeam to us, we exchanged $2 million of the balance on December 31, 2001 for 190,385 Class B common shares of SureBeam, and exchanged the remaining $73 million of the balance on February 13, 2002 for 4,441,496 Class A and 3,225,765 Class B common shares of SureBeam.

    We have entered into subcontract agreements with SureBeam for them to build, design and integrate linear accelerators we are providing for our customers in our Scan Technologies business to provide medical sterilization electron beam accelerators as well as mail sanitization systems for the United States Postal Service ("USPS"). All appropriate intercompany eliminations have been made in our consolidated financial statements.

    Titan has also committed to utilize SureBeam as its exclusive supplier, provide SureBeam offers competitive terms, for all e-beam and x-ray accelerator systems owned and operated by Titan or sold to a third party through at least December 31, 2003. In addition, Titan has also committed to utilize SureBeam exclusively for all integration services related to accelerator systems until at least December 31, 2002.

    In relation to SureBeam's strategic alliance with Hawaii Pride, Titan has guaranteed up to the greater of SureBeam's equity interest in Hawaii Pride or 19.9% of Hawaii Pride's $6.8 million, 15-year loan from its lender, Web Bank. As of December 31, 2001, Titan has guaranteed approximately $1.3 million, or 19.9% of the loan balance.

    At December 31, 2001, the Company had loans receivable from three officers of two of the Company's subsidiaries totaling $0.3 million.

Note 15. Subsequent Events

    On February 13, 2002, Titan exchanged $73.0 million of SureBeam's outstanding balance of its promissory note to Titan for equity in SureBeam, at $9.521 per share, the twenty day trading average of SureBeam as of February 12, 2002, which resulted in the exchange for 4,441,496 shares of Class A common stock and 3,225,765 shares of Class B common stock of SureBeam.

    On February 22, 2002, Titan completed the acquisition of International Systems, LLC, which designs and builds low-cost combat systems for the Department of Defense (DoD) and agencies of the DoD, for a purchase price of approximately 100,000 shares of Titan common stock, subject to post-closing adjustments and indemnification obligations. Also, additional consideration may be paid based on the receipt of certain potential future contract awards and the achievement of defined earnings levels on certain contracts, which consideration may be satisfied with cash or Titan common stock. The operations of International Systems will be reported in our Titan Systems segment.

    On February 25, 2002, Titan entered into a definitive agreement to acquire Science and Engineering Associates, Inc. ("SEA"), a New Mexico based privately held provider of engineering and information technology services and specialized laser, sensor, and imaging products for approximately $72.0 million in Titan common stock less a $3.8 million holdback, which is subject to the satisfaction of certain indemnification obligations for a one year period following the close date. In addition, a potential $3.8 million earnout may be paid upon the attainment of certain operating performance targets. The exchange ratio and the number of shares of Titan stock will be determined based upon the average closing sale prices of Titan common stock over the 20 consecutive trading days ending on the day prior to the date of the SEA special meeting of shareholders called to approve the merger agreement. The special meeting has not yet been scheduled, but is expected to be held in the second quarter of 2002, and the transaction is expected to close shortly thereafter.

    On March 21, 2002, Titan completed the acquisition of GlobalNet, Inc. ("GlobalNet"), a provider of international voice, data, and internet services. Titan will issue approximately 1,448,700 shares of common stock for all the common stock of GlobalNet and assumed stock options and warrants representing approximately 77,900 shares of Titan common stock, based on an exchange ratio of 0.3853 shares of Titan common stock for each share of GlobalNet common stock. GlobalNet's operations will be reported in our Titan Wireless segment.

    On March 21, 2002, Titan completed the acquisition of Jaycor, Inc. ("Jaycor"), a San Diego, California, based provider of information technology services and specialized communications and sensor products. Titan will issue approximately 4,919,500 shares of common stock for all the common stock of Jaycor, based on an exchange ratio of 0.50160 shares of Titan common stock for each share of Jaycor common stock. Jaycor's operations will be reported in our Titan Systems segment.

Note 16. Unaudited Quarterly Financial Data (in thousands, except per share data)

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues	$254,637	$271,351	$274,158	$331,906	$1,132,052
Gross profit	67,310	67,007	68,941	83,935	287,193
Income (loss) from continuing operations	(25,394)	(144)	3,488	7,852	(14,198)
Net income (loss)	(59,870)	(7,805)	(38,791)	7,852	(98,614)
Basic earnings per share:
Income (loss) from continuing operations	$(.56)	$(.01)	$.06	$.12	$(.32)
Net income (loss)	(1.29)	(.16)	(.63)	—	(1.76)
Diluted earnings per share:
Income (loss) from continuing operations	(.56)	(.01)	.06	.12	(.32)
Net income (loss)	(1.29)	(.16)	(.61)	—	(1.76)

2000	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues	$216,141	$248,538	$268,371	$274,953	$1,008,003
Gross profit	52,427	61,165	67,839	84,278	265,709
Income (loss) from continuing operations before extraordinary loss	(11,685)	(10,825)	6,555	3,866	(12,089)
Net income (loss)	(15,236)	(12,485)	5,691	3,302	(18,728)
Basic earnings per share:
Income (loss) from continuing operations before extraordinary loss	$(.25)	$(.21)	$.11	$.05	$(.30)
Net income (loss)	(.32)	(.24)	.09	.04	(.43)
Diluted earnings per share:
Income (loss) from continuing operations before extraordinary loss	(.25)	(.21)	.10	.05	(.30)
Net income (loss)	(.32)	(.24)	.09	.04	(.44)

    The above financial information for each quarter reflects all normal and recurring adjustments.

    Loss from continuing operations and net loss for 2001 include acquisition and integration related charges and other of $36.8 million. Net loss for 2001 includes a loss from discontinued operations of $84.4 million.

    Loss from continuing operations and net loss for 2000 include acquisition related charges of $41.5 million, net of other income of $2.1 million. Net loss for 2000 includes a loss from discontinued operations of $1.9 million.

THE TITAN CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(As Restated—see Note 1 of the Notes to Consolidated Financial Statements)

For the years ended December 31, 2001, 2000, and 1999

(in thousands of dollars)

	Balance at beginning of year	Additions (charges to expense)(a)	Charged to Other Accounts	Deductions	Balance at end of year
2001:
Accrued merger and integration costs	$13,846	$36,768	$—	$49,316	$1,298
Allowance for doubtful accounts	4,419	7,827	—	3,771	8,475
2000:
Accrued merger and integration costs	5,880	38,820	—	30,854	13,846
Allowance for doubtful accounts	4,099	1,413	—	1,093	4,419
1999:
Accrued merger and integration costs	3,035	8,637	—	5,792	5,880
Allowance for doubtful accounts	2,427	4,674	—	3,002	4,099

(a)          Includes $4,334, $(326) and $1,441 added through acquisitions in 2001, 2000 and 1999, respectively.

Item 7. Exhibits and Reports.

(c)	10.1	Amended and Restated Senior Secured Credit Agreement, dated as of February 13, 2002, among The Titan Corporation, as the Borrower, various financial institutions as the Lenders, Credit Suisse First Boston, as Lead Arranger and Administrative Agent for the Lenders, First Union Securities, Inc., as Co-Arranger and as Syndication Agent and The Bank of Novia Scotia as Documentation Agent.

	10.2	Exchange Agreement dated December 31, 2001, between SureBeam Corporation and The Titan Corporation.

	10.3	Exchange Agreement dated February 11, 2002 between SureBeam Corporation and The Titan Corporation.

	10.4	License Agreement dated October 17, 2001, between SB OperatingCo, Inc. and The Titan Corporation.
	23	Consent of Arthur Andersen LLP, Independent Public Accountants
	99	Letter to United States Securities and Exchange Commission

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TITAN CORPORATION
Date: March 22, 2002	By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President Chief Financial Officer
	By:	/s/ DEANNA J. HOM Deanna J. Hom Vice President, Corporate Controller (Principal Accounting Officer)